Exhibit 10.27

Execution Copy

$500,000,000

SECURED TERM CREDIT AGREEMENT

Dated as of 4 March 2011

among

NXP B.V.,

NXP FUNDING LLC,

as the Borrowers

The Several Lenders

from Time to Time Parties Hereto

MORGAN STANLEY SENIOR FUNDING, INC.,

as Global Collateral Agent

MIZUHO CORPORATE BANK, LTD.,

as Taiwan Collateral Agent

BARCLAYS BANK PLC,

as Administrative Agent

BARCLAYS CAPITAL,

as Sole Lead Arranger and Sole Bookrunner

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6.4	Solvency Certificate	71
6.5	Legal Opinions	71
6.6	Closing Certificates	72
6.7	Corporate Proceedings of Each Original Credit Party	72
6.8	Corporate Documents	72
6.9	Know Your Customer	72
6.10	Representations and Warranties	72

SECTION 7.	Conditions Precedent To The Funding Date	72
7.1	No Default; Representations and Warranties	72
7.2	Notice of Borrowing	73
7.3	Fees	73

SECTION 8.	Representations, Warranties and Agreements	73
8.1	Organization; Powers	73
8.2	Authorization	73
8.3	Enforceability	74
8.4	Governmental Approvals; Other Consents	74
8.5	Federal Reserve Regulations	74
8.6	Investment Company Act	74
8.7	Use of Proceeds	74
8.8	Solvency	74
8.9	Financial Statements; No Material Adverse Effect	75
8.10	Litigation	75
8.11	No Default	75
8.12	Ownership of Properties; Liens	75
8.13	Environmental Compliance	76
8.14	Taxes	76
8.15	Subsidiaries; Equity Interests	76
8.16	No Material Misstatements	76
8.17	Compliance With Laws	76
8.18	Intellectual Property Licenses	77

SECTION 9.	Affirmative Covenants	77
9.1	Financial Statements	77
9.2	Certificates; Other Information	79
9.3	Notices	79
9.4	Payment of Obligations	80
9.5	Preservation of Existence; Assets	80
9.6	Maintenance of Properties	80
9.7	Maintenance of Insurance	80
9.8	Compliance with Laws	81
9.9	Inspection Rights	81
9.10	Use of Proceeds	81
9.11	Guarantees Restricted Subsidiaries	81
9.12	Additional Liens and Security Interests	82
9.13	Further Assurances	83

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9.14	Insurance Endorsements	83
9.15	Equal and Ratable Security	84
9.16	Security Over Cash and Bank Accounts	84
9.17	Conditions Subsequent to the Funding Date	84
9.18	Change in Control Repurchase	86
9.19	Parallel Debts	86

SECTION 10.	Negative Covenants	87
10.1	Limitation on Indebtedness	87
10.2	Limitation on Restricted Payments	92
10.3	Limitation on Liens	100
10.4	Limitation on Restrictions on Distributions from Restricted Subsidiaries	100
10.5	Limitation on Sales of Assets and Subsidiary Stock	102
10.6	Limitation on Affiliate Transactions	106
10.7	Limitation on Business Activities of the Co-Borrower	108
10.8	[Reserved]	108
10.9	Merger and Consolidation by the Company	108
10.10	Merger and Consolidations by the Co-Borrower and Guarantors	110
10.11	Impairment of Liens	111
10.12	Suspension of Covenants on Achievement of Investment Grade Status	111

SECTION 11.	Events of Default	111
11.1	Events of Default	111
11.2	[Reserved]	113
11.3	Application of Funds	113

SECTION 12.	The Agents	114
12.1	Appointment	114
12.2	Delegation of Duties	115
12.3	Exculpatory Provisions	115
12.4	Reliance by Agents	115
12.5	Notice of Default	116
12.6	Non-Reliance on Agents and Other Lenders	116
12.7	Indemnification	116
12.8	Agents in their Individual Capacity	117
12.9	Successor Agents	117
12.10	Withholding Tax and Deductions	118
12.11	Administrative Agent May File Proofs of Claim	118
12.12	Joint and Several Claims	119

SECTION 13.	Miscellaneous	119
13.1	Professional Market Party Representations	119
13.2	Amendments and Waivers	119
13.3	Notices	120
13.4	No Waiver; Cumulative Remedies	121
13.5	Survival of Representations and Warranties	121
13.6	Payment of Expenses and Taxes	121

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13.7	Successors and Assigns; Participations and Assignments	122
13.8	Replacements of Lenders under Certain Circumstances	126
13.9	[Reserved]	126
13.10	Assignment to SPCs	126
13.11	Adjustments; Set-off	127
13.12	Counterparts	128
13.13	Severability	128
13.14	Integration	128
13.15	GOVERNING LAW	128
13.16	Submission to Jurisdiction; Waivers	128
13.17	Acknowledgments	129
13.18	WAIVERS OF JURY TRIAL	129
13.19	Confidentiality	129
13.20	Direct Website Communications	130
13.21	USA Patriot Act	131

SCHEDULES

Schedule 1.1(a)	Agreed Security Principles
Schedule 1.1(b)	Commitments
Schedule 1.1(c)	Compliance Certificate
Schedule 1.1(d)	Mandatory Costs Formula
Schedule 8.10	Litigation (except intellectual property litigation)
Schedule 8.13	Environmental Claims
Schedule 8.15	Subsidiaries
Schedule 8.18	Intellectual Property Litigation
Schedule 9.2	Company’s website
Schedule 13.2	Notices

EXHIBITS

Exhibit A	Assignment and Acceptance
Exhibit B	Notice of Borrowing
Exhibit C	Form of Closing Certificates
Exhibit D	Form of Promissory Note

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CREDIT AGREEMENT dated as of March 4, 2011, among NXP B.V. with its corporate seat in Eindhoven, the Netherlands (the “Company”), NXP FUNDING LLC (the “Co-Borrower”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), Barclays Bank PLC, as Administrative Agent (in such capacity, the “Administrative Agent”), MORGAN STANLEY SENIOR FUNDING, INC., as Global Collateral Agent (in such capacity, the “Global Collateral Agent”), MIZUHO CORPORATE BANK, LTD., as Taiwan Collateral Agent (in such capacity, the “Taiwan Collateral Agent”) and BARCLAYS CAPITAL (the investment banking division of Barclays Bank PLC) as Sole Lead Arranger (the “Sole Lead Arranger”) and Sole Bookrunner (the “Sole Bookrunner”).

WHEREAS, the Borrowers have requested that the Lenders extend credit in the form of Loans on the terms and conditions set forth in this Agreement;

WHEREAS, the proceeds of Loans will be used by the Borrowers on or after the Signing Date for general corporate purposes (including repaying certain Indebtedness); and

WHEREAS, the Lenders are willing to make available to the Borrowers Loans upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1. Definitions

1.1 Defined Terms. (a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires:

“ABR” shall mean for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the LIBOR Rate for any day shall be based on the rate determined on the basis of the British Bankers’ Association Interest Settlement Rate for Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the appropriate page of the Reuters screen as of 11:00 a.m. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loan” shall mean each loan bearing interest at the rate provided in Section 2.8(b).

“Acquired Indebtedness” means Indebtedness (a) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (b) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Company or such acquisition or (c) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (a) on the date such Person becomes a Restricted Subsidiary and, with respect to clause (b) on the date of consummation of such acquisition of assets and, with respect to clause (c), on the date of the relevant merger, consolidation or other combination.

“Acquisition” means the acquisition pursuant to the Acquisition Agreement whereby Holdings acquired all of the Capital Stock of the Company.

“Acquisition Agreement” means the Stock Purchase Agreement (as amended from time to time in accordance therewith), dated as of September 29, 2006 between the Seller and Holdings (including all exhibits and schedules thereto).

“Acquisition Side Letter” means the letter dated as of September 29, 2006 between the Seller and Holdings in relation to the completion of the reorganization in Russia and Germany.

“Additional Assets” means:

(a) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(b) the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; or

(c) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company.

“Additional Guarantors” means each Wholly Owned Subsidiary (other than the Original Guarantor) which are required to Guarantee the obligations of the Borrowers under this Agreement pursuant to the Guaranty and Section 9.11 of this Agreement.

“Adjusted Total Commitment” shall mean at any time the Total Commitment less the aggregate Commitments of all Defaulting Lenders.

“Administrative Agent’s Office” shall mean in respect of all Loans, the office of the Administrative Agent located at 745 Seventh Avenue, New York, NY 10019, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Administrative Questionnaire” shall have the meaning provided in Section 13.7(b)(ii)(D).

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, neither the Seller nor any of its subsidiaries, joint ventures or operations shall be deemed to be an “Affiliate” of the Company or any Restricted Subsidiary due solely to its ownership of Voting Stock of the Company or the presence of its or their nominee on the Board of Directors of the Company, in each case at the percentage level disclosed in the offering memorandum relating to the Senior Notes Offering.

“Affiliate Transactions” has the meaning given in Section 10.6(a).

“Agency Fee Letter” means the letter dated on or prior to the date hereof between the Administrative Agent and the Company setting out the fees of the Administrative Agent.

“Agent Parties” shall have the meaning provided in Section 13.20(c).

“Agents” shall mean the Sole Lead Arranger, the Sole Bookrunner, the Administrative Agent and each Collateral Agent.

“Agreed Security Principles” means the principles set forth on Schedule 1.1(a) as applied reasonably and in good faith by the Company.

“Applicable ABR Margin” shall mean with respect to any ABR Loan 2.25% per annum.

“Applicable LIBOR Margin” shall mean with respect to a LIBOR Loan 3.25% per annum.

“Approved Fund” shall have the meaning provided in Section 13.7(b).

“Arranger Fee Letter” means the letter dated on or prior to the date hereof between Barclays Bank PLC and the Company.

“ASMC” means Advanced Semiconductor Manufacturing Corporation of Shanghai and any successor business thereto and their respective subsidiaries, assets and businesses.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than operating leases entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction. Notwithstanding the preceding provisions of this definition, the following items shall not be deemed to be Asset Dispositions:

(a) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(b) a disposition of cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(c) a disposition of inventory or other assets in the ordinary course of business;

(d) a disposition of obsolete, surplus or worn out equipment or other assets or equipment or other assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(e) transactions permitted under Section 10.9 or 10.10 or a transaction that constitutes a Change of Control;

(f) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(g) any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than €30,000,000;

(h) any Restricted Payment that is permitted to be made, and is made, under Section 10.2 and the making of any Permitted Payment or Permitted Investment or, solely for purposes of Section 10.5(a)(iii), asset sales other than sales of securities or indebtedness of SSMC so long as it is not a Restricted Subsidiary, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(i) dispositions in connection with Permitted Liens;

(j) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(k) the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;

(l) foreclosure, condemnation or any similar action with respect to any property or other assets;

(m) the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(n) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary (with the exception of (x) SSMC and (y) Investments in Unrestricted Subsidiaries acquired pursuant to clause (o) of the definition of Permitted Investments);

(o) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(p) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(q) any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or any Restricted Subsidiary to such Person; provided, however, that the Board of Directors shall certify that in the opinion of the Board of Directors, the outsourcing transaction will be economically beneficial to the Company and its Restricted Subsidiaries (considered as a whole); provided, further, that the fair market value of the assets disposed of, when taken together with all other dispositions made pursuant to this clause (q) and dispositions pursuant to the corresponding provision in the Revolving Credit Agreement on or after the Original Closing Date but before the Signing Date does not exceed €50,000,000; and

(r) any disposition with respect to property built, owned or otherwise acquired by the Company or any Restricted Subsidiary pursuant to customary sale and lease-back transactions, asset securitizations and other similar financings permitted by this Agreement.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit A.

“Associate” means (a) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (b) any joint venture entered into by the Company or any Restricted Subsidiary of the Company.

“Authorized Officer” shall mean, with respect to any Person, the President, the Chief Executive Officer, the Chief Financial Officer, any Managing Director (if authorized to act individually), the Treasurer or any other senior officer (or two such officers if the Company so elects) of such Person authorized to represent such Person and designated as such in writing to the Administrative Agent by such Person.

“Availability Period” shall mean the period beginning on the Signing Date to and including April 6, 2011.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means (a) with respect to the Company or any Credit Party organized or established under the laws of the Netherlands (x) for the purposes of the definition of Change of Control only, its managing board or supervisory board (if any) and (y) for all other purposes, its managing board; (b) with respect to any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (c) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (d) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Borrower” means collectively the Company and the Co-Borrower.

“Borrowing” shall mean the incurrence of one Type of Loan on the Funding Date (or resulting from conversions on a given date thereafter) having in the case of LIBOR Loans the same Interest Period; provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, United Kingdom and Amsterdam, The Netherlands, New York and:

(a) in relation to any date for payment or purchase of a currency other than Euro, the principal financial centre of the country of that currency; or

(b) in relation to any date for payment or purchase of Euro, any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (“TARGET”) payment system is open for the settlement of payments.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(a) securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union, Switzerland or Norway or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(b) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any Lender or by any bank or trust company (i) whose commercial paper is rated at least “A-1” or the equivalent thereof by S&P or at least “P-1” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (ii) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of €500,000,000;

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b) above;

(d) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(e) readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Union, Switzerland or Norway or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(f) Indebtedness or preferred stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(g) bills of exchange issued in the United States, Canada, a member state of the European Union, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(h) interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (a) through (g) above; and

(i) for purposes of clause (b) of the definition of “Asset Disposition”, the marketable securities portfolio owned by the Company and its Subsidiaries on the Signing Date.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi governmental authority (whether or not having the force of law) ; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Original Closing Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Original Closing Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that for the purposes of this clause, (x) no Change of Control shall be deemed to occur by reason of the Company becoming a Subsidiary of a Successor Parent and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” (as so defined) shall not be included in any Voting Stock of which any such person or group is the “beneficial owner” (as so defined), unless that person or group is not an affiliate of a Permitted Holder and has greater voting power with respect to that Voting Stock;

(b) following the Initial Public Offering of the Company or any Parent, during any period of two consecutive years, individuals who at the beginning of such period constituted the majority of the directors (excluding any employee representatives, if any) on the Board of Directors of the Company or any Parent (together with any new directors whose election by the majority of such directors on such Board of Directors of the Company or any Parent or whose nomination for election by shareholders of the Company or any Parent, as applicable, was approved by a vote of the majority of such directors on the Board of Directors of the Company or any Parent then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) ceased for any reason to constitute the majority of the directors (excluding any employee representatives, if any) on the Board of Directors of the Company or any Parent, then in office; or

(c) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning provided in any Security Document.

“Collateral Agency Agreement” means the Collateral Agency Agreement dated as of 29 September, 2006 among the Collateral Agents, the Borrowers, the Secured Parties and the Guarantors.

“Collateral Agent” means the Global Collateral Agent or the Taiwan Collateral Agent.

“Commitment” shall mean (a) with respect to each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(b) as such Lender’s “Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Commitment, in each case of the same may be changed from time to time pursuant to terms hereof. The aggregate amount of the Commitments as of the date of this Agreement is $500,000,000.

“Commodity Hedging Agreements” means in respect of a Person any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.

“Communications” shall have the meaning provided in Section 13.20(a).

“Compliance Certificate” means a certificate in substantially the form set forth in Schedule 1.1(c).

“Confidential Information” shall have the meaning provided in Section 13.19.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(a) Fixed Charges and items (D), (E) and (F) in clause (a) of the definition of Consolidated Interest Expense;

(b) Consolidated Income Taxes;

(c) consolidated depreciation expense;

(d) consolidated amortization expense;

(e) any expenses, charges or other costs related to any Equity Offering, Investment, acquisition (including one-time amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, recapitalization or the Incurrence of any Indebtedness permitted by this Agreement (in each case whether or not successful) (including any such fees, expenses or charges related to the Original Transactions (including any expenses in connection with related due diligence activities)), in each case, as determined in good faith by an Officer of the Company;

(f) any minority interest expense (whether paid or not) consisting of income attributable to minority equity interests of third parties in such period;

(g) the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Permitted Holders to the extent permitted by Section 10.6; and

(h) other non-cash charges, write-downs or items reducing Consolidated Net Income (excluding any such non-cash charge, write-down or item to the extent it represents an accrual of or reserve for cash charges in any future period) or other items classified by the Company as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period).

Notwithstanding the foregoing, the provision for taxes and the depreciation, amortization, non-cash items, charges and write-downs of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income (loss) of such Restricted Subsidiary was included in calculating Consolidated Net Income for the purposes of this definition.

“Consolidated Income Taxes” means taxes or other payments, including deferred Taxes, based on income, profits or capital (including without limitation withholding taxes) and franchise taxes of any of the Company and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any Governmental Authority.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, and (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (A) accretion or accrual of discounted liabilities other than Indebtedness, (B) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (C) any additional interest pursuant to a registration rights agreement with respect to any securities, (D) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (E) any expensing of commitment and other financing fees, and (F) interest with respect to Indebtedness of any direct or indirect parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP; plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage” means the sum of the aggregate outstanding Indebtedness of the Company and its Restricted Subsidiaries (excluding Hedging Obligations except to the extent provided in Section 10.1(g)(iii)).

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Leverage at such date to (b) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Company are available; provided, however, that for the purposes of calculating Consolidated EBITDA for such period, if, as of such date of determination:

(i) since the beginning of such period the Company or any Restricted Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is such a Sale, Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period; provided that if any such Sale constitutes “discontinued operations” in accordance with the then applicable GAAP, Consolidated Net Income shall be reduced by an amount equal to the Consolidated Net Income (if positive) attributable to such operations for such period or increased by an amount equal to the Consolidated Net Income (if negative) attributable thereto for such period;

(ii) since the beginning of such period, the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(iii) since the beginning of such period, any Person (that became a Restricted Subsidiary or was merged or otherwise combined with or into the Company or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For the purposes of this definition and the definitions of Consolidated EBITDA, Consolidated Income Taxes, Consolidated Interest Expense and Consolidated Net Income, (a) calculations will be as determined in good faith by a responsible financial or chief accounting officer of the Company (including in respect of cost savings and synergies) and (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the relevant period.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(a) subject to the limitations contained in clause (c) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment or (except in the case of SSMC so long as it is not a Restricted Subsidiary, but this exception shall only apply for the purposes of determining the amount available for Restricted Payments (other than Restricted Investments) under Section 10.2(c)(i) could have been distributed, as reasonably determined by an Officer of the Company (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (b) below);

(b) solely for the purpose of determining the amount available for Restricted Payments under Section 10.2(a)(iv)(C)(1), any net income (loss) of any Restricted Subsidiary (other than Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to this Agreement, the Revolving Credit Agreement, the Senior Notes or any Note Indenture, and (iii) restrictions specified in Section 10.4(b)(xi)), except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(c) any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Company or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Company);

(d) any extraordinary, exceptional, unusual or nonrecurring gain, loss or charge or any charges or reserves in respect of any restructuring, redundancy or severance or any expenses, charges, reserves or other costs related to the Original Transactions or the Transactions (including (i) in relation to expenses relating to consulting or operational improvement initiatives, (iii) expenses associated with the closing out of existing management equity programs and (iii) start-up and transaction costs);

(e) the cumulative effect of a change in accounting principles;

(f) any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions;

(g) all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(h) any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(i) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(j) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary;

(k) any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of the Original Transactions, the Transactions or the disentanglement, any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(1) any goodwill or other intangible asset impairment charge or write-off;

(m) solely for the purpose of determining the amount available for Restricted Investments (but not other Restricted Payments) under Section 10.2(a)(iv)(C)(1): (i) only to the extent not otherwise added back to Consolidated Net Income, depreciation and amortization expense to the extent in excess of capital expenditures on property, plant and equipment and (ii) Consolidated Income Taxes to the extent in excess of cash payments made in respect of such Consolidated Income Taxes; and

(n) the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding.

“Consolidated Secured Leverage Ratio” means the Consolidated Leverage Ratio, but (a) calculated by excluding all Indebtedness other than Secured Indebtedness (except Secured Indebtedness Incurred pursuant to Section 10.1(b)(xiii) and secured only by assets in the applicable jurisdiction but, for the avoidance of doubt, including Indebtedness secured by Liens permitted under clause (u) of the definition of “Permitted Liens”) and (b) calculating Consolidated EBITDA for the purposes of such definition as though (i) consolidated depreciation expense included such expense of the Company and its consolidated Subsidiaries attributable to SSMC and Jilin and (ii) consolidated amortization expense included such expense of the Company and its consolidated Subsidiaries attributable to SSMC and Jilin.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b) to advance or supply funds:

(i) for the purchase or payment of any such primary obligation; or

(ii) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Documents” shall mean this Agreement, the Security Documents, the Guaranty (including any supplement thereto) and any promissory notes issued by any Borrower hereunder.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including this Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under this Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and security documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (a) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (b) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (c) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (d) otherwise altering the terms and conditions thereof.

“Credit Party” shall mean each Borrower, each Guarantor or any other Subsidiary of the Company that is a party to a Credit Document.

“Crolles” means the alliance previously operated by or to be operated by the Company and its Restricted Subsidiaries (and assets owned by the Company and its Restricted Subsidiaries that were deployed in such alliance, and activities undertaken by any of them as part of such alliance, which shall be deemed to be a part of Crolles) and any successor thereto.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including, in the case of Credit Parties incorporated or organized in England or Wales, administration, administrative receivership, voluntary arrangement and schemes of arrangement).

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is designated as Designated Non-Cash Consideration (or with respect to Asset Dispositions consummated on or after the Original Closing Date but before the Signing Date, was designated as “Designated Non-Cash Consideration” pursuant to the Secured Note Indenture) pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash, Cash Equivalents or Temporary Cash Investments received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 10.5.

“Designated Preference Shares” means, with respect to the Company or any Parent, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and (b) that is designated as “Designated Preference Shares” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 10.2(a)(iv)(C)(2).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Company shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(c) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior the Maturity Date; provided, however, that (x) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (y) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 10.2.

“Enforcement Event” has the meaning given in the Collateral Agency Agreement.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, Law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to hazardous materials), or hazardous materials.

“Equity Offering” means (a) a sale of Capital Stock of the Company (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (b) the sale of Capital Stock or other securities, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of the Company or any of its Restricted Subsidiaries.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Euro” and “€” means the lawful currency of Participating Member States.

“Euro Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in Euro, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent in Euro of such amount, determined by the Administrative Agent using the applicable Exchange Rate.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Exchange Rate” means for the purposes of Section 10, the spot rate for the purchase of the Euro with the applicable currency other than Euro as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Company) on the date of such determination.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Company after the Signing Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company and to the extent not required to be used to prepay Loans.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender or any Participant (a) (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) and capital taxes imposed on such Agent, such Lender or such Participant, (ii) any Taxes imposed on such Agent, such Lender or such Participant as a result of such Agent, such Lender or such Participant doing business in the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent, such Lender or such Participant having executed, delivered or performed its obligations or received a payment under, or having been a party to (or participating in) or having enforced this Agreement or any other Credit Document), (iii) any Taxes imposed on such Lender (including a Lender not party to this Agreement at the Signing Date) to the extent attributable to such Lender’s failure to comply with Section 5.3(d) and (iv) any Taxes imposed on such Agent, such Lender or such Participant as a result of the gross negligence or willful misconduct of any Agent or Lender and (b) in the case of a Lender not party to this Agreement at the Signing Date, any withholding tax that is imposed on amounts payable to such Lender by a Relevant Taxing Jurisdiction under the law in effect at the time such Lender becomes a party to this Agreement (or, in the case of a Participant not party to this Agreement at the Signing Date, on the date such Participant became a Participant hereunder); provided that this clause (b) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (b) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer or (y) any Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 13.11(a) or that such Lender acquired pursuant to Section 13.8 (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Lender as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new lending office) shall not be an Excluded Tax).

“fair market value” may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Company setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Agency Fee Letter and/ or the Arranger Fee Letter.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of (x) Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending immediately prior to such determination date for which internal consolidated financial statements are available to (y) the Fixed Charges of such Person for such four consecutive fiscal quarters. In the event that the Company or any Restricted Subsidiary Incurs, assumes, guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, any Investment, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Company or any of its Restricted Subsidiaries, including the Original Transactions or the Transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company (including cost savings and synergies). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(a) Consolidated Interest Expense of such Person for such Period;

(b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

“FMSA” means the Dutch Financial Markets Supervision Act (Wet financieël toezicht).

“Foreign Currency” shall mean any currency other than Euro.

“Forward Start Credit Agreement” means the €458,000,000 secured revolving credit agreement dated as of 10 May 2010, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time with, amongst others, the lenders listed therein, Morgan Stanley Senior Funding Inc., as administrative agent and collateral agent and Barclays Capital, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank), Credit Suisse Securities (USA) LLC, Fortis Bank (Nederland) N.V., Goldman Sachs International, HSBC Bank plc, Merrill Lynch International and Morgan Stanley Bank International Limited as joint lead arrangers and joint bookrunners.

“Funding Date” means such date during the Availability Period specified to be the “Date of Borrowing” in the Notice of Borrowing, subject to satisfaction (or waiver) of the conditions precedent set forth in Section 7 hereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder. Except as otherwise set forth in this Agreement, all ratios and calculations based on GAAP contained in this Agreement shall be computed in accordance with GAAP. At any time after the Signing Date, the Company may elect to establish that GAAP shall mean the GAAP as in effect on or prior to the date of such election, provided that any such election, once made, shall be irrevocable. The Company shall give notice of either such election to the Administrative Agent and the Lenders. At any time after the Signing Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement), including as to the ability of the Company to make an election pursuant to the previous sentence provided that any such election, once made, shall be irrevocable; provided, further again, that the Company may only make such election if it also elects to report any subsequent financial reports required to be made by the Company including pursuant to this Agreement in IFRS. The Company shall give notice of any such election made in accordance with this definition to the Administrative Agent.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means the Original Guarantor and each Additional Guarantor that Guarantees the obligations of the Borrowers under this Agreement pursuant to the Guaranty.

“Guaranty” means the Guaranty dated as of the date of this Agreement between, among others, the Administrative Agent, the Taiwan Collateral Agent and the Original Guarantor (as supplemented from time to time).

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreement” shall mean an Interest Rate Agreement, Currency Agreement or Commodity Hedging Agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedge Agreement.

“Holdings” means NXP Semiconductors N.V.

“Immaterial Subsidiary” means any Restricted Subsidiary that (a) has not guaranteed any other Indebtedness (save for the Revolving Credit Facility and/or the Super Priority Notes) of a Borrower and (b) has Total Assets (as determined in accordance with GAAP) and Consolidated EBITDA of less than 2.5% of the Company’s Total Assets and Consolidated EBITDA measured, in the case of Total Assets, at the end of the most recent fiscal period for which internal financial statements are available and, in the case of Consolidated EBITDA, for the four quarters ended most recently for which internal financial statements are available, in each case measured on a pro forma basis giving effect to any acquisitions or dispositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such subsidiary.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of indebtedness of such Person for borrowed money;

(b) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(d) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(e) Capitalized Lease Obligations of such Person;

(f) the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(g) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (ii) the amount of such Indebtedness of such other Persons;

(h) Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(i) to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The term “Indebtedness” shall not include Subordinated Shareholder Funding or any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Original Closing Date, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Original Closing Date or in the ordinary course of business.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding and, in the case of letters of credit, bankers’ acceptances and similar instruments, reimbursement obligations outstanding (to the extent such obligations constitute Indebtedness under clause (c) above). The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in clause (g) or (h) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Contingent Obligations Incurred in the ordinary course of business;

(ii) in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; or

(iii) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Indemnified Taxes” shall mean all Taxes (other than Excluded Taxes) and Other Taxes.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Initial Investors” means (a) the Initial Sponsors and funds or partnerships related, managed or advised by any of them, or any Affiliate of any of them, and (b) Koninklijke Philips Electronics N.V. and its Subsidiaries.

“Initial Public Offering” means an Equity Offering of common stock or other common equity interests of the Company or any Parent or any successor of the Company or any Parent (the “IPO Entity”) following which there is a Public Market and, as a result of which, the shares of common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognized exchange or traded on an internationally recognized market.

“Initial Sponsor” means KKR European Fund II, Limited Partnership, KKR Millennium Fund (Overseas), Limited Partnership, Silver Lake Partners II, Cayman L.P., AlpInvest CS Investments 2006 C.V., Bain Capital Fund IX, L.P., Bain Capital Fund VIII-E, L.P., Apax Europe Fund V-A, L.P., Apax Europe Fund VI-A, L.P.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Section 10.2:

(a) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (ii) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(b) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Grade Securities” means:

(a) securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(c) debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(d) investments in any fund that invests exclusively in investments of the type described in clauses (a), (b) and (c) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“IPO Market Capitalization” means an amount equal to (a) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity at the time of closing of the Initial Public Offering multiplied by (b) the price per share at which such shares of common stock or common equity interests are sold in such Initial Public Offering.

“Jilin” means Jilin NXP Semiconductor Ltd. (formerly known as Philips Jilin Semiconductors Co. Ltd.).

“Law” includes common or customary law, principles of equity and any constitution, code of practice, decree, judgment, decision, legislation, order, ordinance, regulation, by-law, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, guideline, request, rule or requirement (in each case, whether or not having the force of law but, if not having the force of law, the compliance with which is in accordance with the general practice of persons to whom the directive, regulation, guideline, request, rule or requirement is intended to apply) of any Governmental Authority.

“Legal Reservations” means:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws of any applicable jurisdiction generally affecting the rights of creditors;

(b) the time barring of claims under the applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty (or similar taxes) may be void and defences of set-off or counterclaim; and

(c) any other matters which are set out as qualifications or reservations as to matters of law in the legal opinions referred to in Section 6 and delivered to the Administrative Agent at the Signing Date or later delivered in connection with the provision of any Guarantee or Lien under any Security Document.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing, unless such failure is the subject of a good faith dispute, (b) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.1(a) or (c) a Lender becoming the subject of a bankruptcy or insolvency proceeding.

“LIBOR Loan” shall mean any Loan bearing interest at the rate provided in Section 2.8(c).

“LIBOR Rate” shall mean, in the case of any LIBOR Loan, with respect to each day during each Interest Period pertaining to such LIBOR Loan, the greater of (i)(a) the rate of interest determined on the basis of the British Bankers’ Association Interest Settlement Rate for Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the appropriate page of the Reuters screen as of 11:00 a.m. two Business Days prior to the beginning of such Interest Period multiplied by (b) the Statutory Reserve Rate and (ii) 1.25% per annum. In the event that any such rate does not appear on the appropriate page of the Reuters screen (or otherwise on such service), the “LIBOR Rate” for the purposes of clause (i)(a) of this paragraph shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such agreement, the “LIBOR Rate” for the purposes of this paragraph shall instead be the arithmetic mean of the rates per annum (rounded upwards to four decimal places) notified to the Administrative Agent by the Reference Banks as the rate at which each such Reference Bank quotes to leading banks in the Relevant Interbank Market for deposits in Dollars at or about 11:00 a.m. two Business Days prior to the beginning of such Interest Period for a period comparable to such Interest Period and an amount comparable to the amount of such LIBOR Loan.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Loan” shall mean any ABR Loan or LIBOR Loan made by any Lender hereunder.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary:

(a) (i) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (ii) for purposes of funding any such person’s purchase of Capital Stock or Subordinated Shareholder Funding (or similar obligations) of the Company, its Subsidiaries or any Parent with (in the case of this sub-clause (ii)) the approval of the Board of Directors;

(b) in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(c) not exceeding €5,000,000 in the aggregate outstanding at any time.

“Management Investors” means the officers, directors, employees and other members of the management of or consultants to any Parent, the Company or any of their respective Subsidiaries, or spouses, family members or relatives thereof, or any trust, partnership or other entity for the benefit of or the beneficial owner of which (directly or indirectly) is any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company, any Restricted Subsidiary or any Parent.

“Mandatory Cost” means the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 1.1(d).

“Market Capitalization” means an amount equal to (a) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity on the date of the declaration of the relevant dividend multiplied by (b) the arithmetic mean of the closing prices per share of such common stock or common equity interests for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Material Adverse Effect” means a material adverse effect on:

(a) the consolidated business, assets or financial condition of the Company and its Subsidiaries taken as a whole such that the Company and its Subsidiaries taken as a whole would be reasonably likely to be unable to perform their payment obligations under any of the Credit Documents; and/or

(b) subject to the Legal Reservations and the Agreed Security Principles, the validity of any security granted pursuant to the Credit Documents to which any Credit Party is a party in any way which is materially adverse to the interests of the Lenders under the Credit Documents taken as a whole and, without duplication of any other cure period, if capable of remedy, not remedied within 20 Business Days of the Company becoming aware of the issue or being given notice of the issue by the Administrative Agent.

“Maturity Date” shall mean March 4, 2017, or, if such date is not a Business Day, the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(a) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(b) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(c) all distributions and other payments required to be made to minority interest holders (other than any Parent, the Company or any of their respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(d) the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Subordinated Shareholder Funding, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Consenting Lender” shall have the meaning provided in Section 13.8(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Note Indenture” means the Secured Note Indenture or the Unsecured Note Indenture.

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Officer” means, with respect to any Person, (a) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director (or any two Managing Directors if elected by such Credit Party) or the Secretary (i) of such Person or (ii) if such Person is owned or managed by a single entity, of such entity; or (b) any other individual designated as an “Officer” for the purposes of this Agreement by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer (or two officers, if elected by such Person) of such Person.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Administrative Agent. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Original Closing Date” means September 29, 2006.

“Original Credit Party” means each of the Company, the Co-Borrower and the Original Guarantor.

“Original Guarantor” means NXP Semiconductors Netherlands B.V, NXP B.V. and NXP Funding LLC.

“Original Transactions” means the acquisition by Holdings of the Company and its Subsidiaries and the related transactions (including the repayment of existing indebtedness of the Company and the disentanglement) pursuant to the Acquisition Agreement (including the equity investments made upon the closing thereof) and the Acquisition Side Letter, the Senior Notes, and the extensions of credit under the Revolving Credit Agreement.

“Other Taxes” shall mean any and all present or future stamp, documentary or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related expenses with regard thereto) arising directly from any payment made or required to be made under this Agreement or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document, other than any such taxes that arise from the assignment or participation of any rights or obligations under this Agreement in accordance with Section 13.7.

“Parallel Debt” means, in relation to the Underlying Debt, an obligation to pay to the Global Collateral Agent an amount equal to (and in the same currency as) the amount of the Underlying Debt outstanding from time to time.

“Parallel Debt Secured Party” shall have the meaning provided in Section 9.19(a).

“Parent” means any Person of which the Company at any time is or becomes a Subsidiary after the Signing Date and any holding companies established by any Permitted Holder for purposes of holding its investment in any Parent.

“Parent Expenses” means:

(a) costs (including all professional fees and expenses) Incurred by any Parent in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any Governmental Authority, this Agreement, the Senior Notes or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(b) customary indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Company and its Subsidiaries;

(c) obligations of any Parent in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;

(d) Transaction Expenses;

(e) general corporate overhead expenses, including (i) professional fees and expenses and other operational expenses of any Parent related to the ownership or operation of the business of the Company or any of its Restricted Subsidiaries or (ii) costs and expenses with respect to any litigation or other dispute relating to the Transactions;

(f) other fees, expenses and costs relating directly or indirectly to activities of the Company and its Subsidiaries in an amount not to exceed €5,000,000 in any fiscal year; and

(g) expenses Incurred by any Parent in connection with any public offering or other sale of Capital Stock or Indebtedness:

(i) where the net proceeds of such offering or sale are intended to be received by or contributed to the Company or a Restricted Subsidiary,

(ii) in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or

(iii) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Indebtedness” means Indebtedness of the Company or any Guarantor if such Indebtedness ranks equally in right of payment to the Loans (or the Guaranty with respect thereto, in the case of a Guarantor) and is, in each case, secured by Liens on assets of the Company or such Guarantor.

“Participant” shall have the meaning provided in Section 13.7(c).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Patriot Act” shall have the meaning provided in Section 13.21.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents or Temporary Cash Investments between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 10.5.

“Permitted Collateral Liens” means (a) Liens on the Collateral (i) arising by operation of law that are described in one or more of clauses (c), (d) and (i) of the definition of “Permitted Liens” and that, in each case, would not materially interfere with the ability of a Collateral Agent to enforce the Lien on the Collateral or (ii) that are Liens over cash and bank accounts equally and ratably granted to cash management banks securing cash management obligations pursuant to Section 9.16, (b) Liens on the Collateral to secure Indebtedness of the Company or a Restricted Subsidiary that is permitted to be Incurred under clauses (i), (ii) (in the case of clause (ii), to the extent such Guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of Permitted Collateral Liens), (iv)(A) (with regard to the Loans hereunder and any Senior Secured Notes only), (iv)(B) (iv)(D) and (iv)(E) (if the original Indebtedness was so secured), (vi), (xi) or (xiii) secured only by assets in the applicable jurisdiction) of Section 10.1(b) and any Refinancing Indebtedness in respect of such Indebtedness; provided, however, that such Lien ranks equal to all other Liens on such Collateral securing Indebtedness of the Company or such Restricted Subsidiary, as applicable (except that a Lien in favor of Indebtedness incurred under Section 10.1(b)(i) and obligations under Hedging Agreements provided by Lenders or Affiliates of Lenders (at the time such Hedging Agreements were entered into) may have super priority not materially less favourable to the Lenders than that accorded to the Revolving Credit Agreement on the Signing Date and (c) Liens on the Collateral securing Indebtedness incurred under Section 10.1(a) and Section 10.1(b)(xii); provided that, in the case of this clause (c), after giving effect to such Incurrence on that date, the Consolidated Secured Leverage Ratio is less than 3.25:1.

“Permitted Holders” means, collectively, (a) the Initial Investors (b) Senior Management and (c) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company, acting in such capacity.

“Permitted Investment” means (in each case, by the Company or any of its Restricted Subsidiaries):

(a) Investments in (i) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Company or (ii) a Person (including the Capital Stock of any such Person) that is engaged in any Similar Business and such Person will, upon the making of such Investment, become a Restricted Subsidiary;

(b) Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(c) Investments in cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(d) Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;

(e) Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f) Management Advances;

(g) Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor;

(h) Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition (but excluding a Permitted Asset Swap), in each case, that was made in compliance with Section 10.5;

(i) Investments in existence on, or made pursuant to legally binding commitments in existence on, the Original Closing Date and including the committed investment in PSSL (not exceeding €5,000,000);

(j) Currency Agreements, Interest Rate Agreements, Commodity Hedging Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 10.1;

(k) Investments, taken together with all other Investments made pursuant to this clause (k) or the corresponding provision of the Revolving Credit Agreement on or after the Original Closing Date and prior to the Signing Date and at any time outstanding, in an aggregate amount at the time of such Investment not to exceed €300,000,000 less the amount invested in Trident; provided that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 10.2, such Investment shall thereafter be deemed to have been made pursuant to clause (a) or (b) of the definition of “Permitted Investments” and not this clause;

(1) pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under Section 10.3;

(m) any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent as consideration;

(n) any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of Section 10.6(b) (except those described in Section 10.6(c)(i), 10.6(c)(iii), 10.6(c)(vi), 10.6(c)(viii), 10.6(c)(ix) and 10.6(c)(xii);

(o) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Agreement;

(p) Guarantees not prohibited by Section 10.1 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business;

(q) Investments (i) in SSMC to increase the Company’s percentage ownership thereof; provided that, after giving effect to such Investment, the Company is able to incur €1.00 of Indebtedness under Section 10.1(a) or (ii) in SSMC or any other Person partially financed by a Singapore government agency (or another project finance with a local or multilateral Governmental Authority) in an aggregate amount under this sub-clause (ii) not to exceed €300,000,000;

(r) Loans to Jilin on terms consistent with past practices between Jilin and the Seller, not to exceed €25,000,000 at any one time outstanding; and

(s) Investments in Crolles (and any similar research and development program) to fund research and development activities and maintenance capital expenditures in an aggregate amount not to exceed €190,000,000 in the first two years after the Original Closing Date and €50,000,000 per annum thereafter (with a carry over of unused amounts).

“Permitted Liens” means, with respect to any Person:

(a) Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(b) pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(c) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(d) Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(e) Liens in favor of issuers of surety, performance or other bonds, guarantees or letters of credit or bankers’ acceptances (not issued to support Indebtedness for borrowed money) issued pursuant to the request of and for the account of the Company or any Restricted Subsidiary in the ordinary course of its business;

(f) encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

(g) Liens on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations permitted under this Agreement;

(h) leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(i) Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(j) Liens on assets or property of the Company or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (i) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement and (ii) any such Lien may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property;

(k) Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution;

(1) Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(m) Liens existing on the Original Closing Date, excluding Liens securing the Senior Notes;

(n) Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(o) Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other obligations of the Company or such Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary;

(p) Liens (other than Permitted Collateral Liens) securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Agreement; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(q) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(r) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar arrangements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(s) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(t) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(u) Liens on cash accounts securing Indebtedness incurred under Section 10.1(b)(xi) with local financial institutions;

(v) Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(w) Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities or Liens over cash accounts securing cash pooling arrangements;

(x) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(y) Liens Incurred in the ordinary course of business with respect to obligations (other than Indebtedness for borrowed money) which do not exceed €50,000,000 at any one time outstanding;

(z) Permitted Collateral Liens;

(aa) Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary; and

(bb) any security granted over the marketable securities portfolio described in clause (i) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Platform” shall have the meaning provided in Section 13.20(b).

“PMP” means a professional market party (professionele marktpartij) within the meaning of the FMSA.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Barclays Bank PLC as its reference rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Barclays Bank PLC in connection with extensions of credit to debtors).

“Public Market” means any time after:

(a) an Equity Offering has been consummated; and

(b) shares of common stock or other common equity interests of the IPO Entity having a market value in excess of €100,000,000 on the date of such Equity Offering have been distributed pursuant to such Equity Offering.

“Public Offering” means any offering, including an Initial Public Offering, of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include an offering pursuant to Rule 144A and/or Regulation S under the Securities Act to professional market investors or similar persons).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Reference Banks” means in relation to LIBOR and Mandatory Cost the principal London offices of Barclays Bank PLC and Morgan Stanley Bank International Limited or such other banks as may be appointed by the Administrative Agent in consultation with the Company.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of this Agreement or Incurred in compliance with this Agreement (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(a) if the Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced or, if shorter, this Agreement;

(b) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and costs, expenses and fees Incurred in connection therewith);

(c) if the Indebtedness being refinanced is expressly subordinated to this Agreement, such Refinancing Indebtedness is subordinated to this Agreement on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced;

provided, however, that Refinancing Indebtedness shall not include Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Register” shall have the meaning provided in Section 13.7(b)(iv).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Related Person” with respect to any Permitted Holder means:

(a) any controlling equityholder or Subsidiary of such Person; or

(b) in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(c) any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein; or

(d) in the case of the Initial Investors any investment fund or vehicle managed, sponsored or advised by such Person or any successor thereto, or by any Affiliate of such Person or any such successor.

“Related Taxes” means

(a) any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding imposed on payments made by any Parent), required to be paid (provided such Taxes are in fact paid) by any Parent by virtue of its:

(i) being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries);

(ii) issuing or holding Subordinated Shareholder Funding;

(iii) being a holding company parent, directly or indirectly, of the Company or any of the Company’s Subsidiaries;

(iv) receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any of the Company’s Subsidiaries; or

(v) having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent pursuant to Section 10.2; or

(b) if and for so long as the Company is a member of a group filing a consolidated or combined tax return with any Parent, any Taxes measured by income for which such Parent is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Company and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

“Relevant Interbank Market” means the London interbank market.

“Relevant Taxing Jurisdiction” shall mean any jurisdiction in which the Borrowers are organized or otherwise considered to be a resident for tax purposes at the time such Lender becomes a party to this Agreement, or any political subdivision or Governmental Authority thereof or therein having the power to tax.

“Required Lenders” shall mean, at any date, Non-Defaulting Lenders holding more than 50% of the aggregate principal amount of Loans outstanding (or, prior to the Funding Date, having more than 50% of the Adjusted Total Commitment), in each case, as at such date; provided, that the aggregate principal amount of Loans held by the Company or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor (other than any investment fund managed or advised by an Initial Sponsor or an Affiliate of an Initial Sponsor that is a bona fide debt fund and that extends or buys loans in ordinary course of business) shall be disregarded in all respects in the determination of the Required Lenders at any time.

“Relevant Percentage” shall mean at any time, for each Lender, (i) on or prior to the Funding Date, the percentage obtained by dividing (a) such Lender’s Commitment by (b) the aggregate amount of the Commitments and (ii) after the Funding Date, the percentage obtained by dividing (a) the outstanding principal amount of such Lender’s Loans by (b) the aggregate outstanding principal amount of all Lenders’ Loans at such time.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Responsible Officer” means:

(a) when used with respect to the Administrative Agent, any officer within the Loan Operations Group (or any successor group of the Administrative Agent) or any other officer of the Administrative Agent customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject; or

(b) when used with respect to any Credit Party or any of its Subsidiaries, the chief executive officer, chief financial officer, where customary in the relevant jurisdiction, any Managing Director (or any two Managing Directors, if elected by such Credit Party), treasurer, controller or any other senior officer (or two such officers, if the relevant Credit Party so elects) authorized to represent such Credit Party and designated as such by the Company in writing to the Administrative Agent.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning given in Section 10.2(a)(iv).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revolving Credit Agreement” means the €500,000,000 senior revolving credit facility agreement dated on or about the Original Closing Date among Holdings, the Company, certain of the Company’s Subsidiaries as borrowers and guarantors, the senior lenders (as named therein), and Morgan Stanley Senior Funding, Inc., as facility agent and global collateral agent, as amended, supplemented, refinanced, including pursuant to the Forward Start Credit Agreement, or otherwise modified from time to time.

“Revolving Facility” means the €500,000,000 secured revolving credit facility made available to the Borrowers under the Revolving Credit Agreement.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Note Indentures” means (i) the Indenture relating to the issuance of the Senior Secured Notes entered into between the Company and the Co-Borrower (as co issuers), Deutsche Bank Trust Company Americas, as trustee and certain subsidiaries of the Company named as parties thereto as guarantors on October 12, 2006 and (ii) the indenture relating to the issuance of Senior Secured Notes entered into between the Company and the Co-Borrower (or co-issuers), Deutsche Bank Trust Company America, as trustee, and certain subsidiaries dated July 20, 2010.

“Secured Obligations” shall have the meaning assigned to such term in the Security Documents.

“Secured Parties” shall have the meaning assigned to such term in the applicable Security Documents.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Security Documents” shall mean, collectively, (a) the Collateral Agency Agreement, (b) each of the documents, agreements and instruments confirmed or delivered pursuant to Section 9.17 each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11 or 9.12 or pursuant to any of the Security Documents to secure any of the Secured Obligations.

“Seller” means Koninklijke Philips Electronics N.V. as Seller under the Stock Purchase Agreement in connection with the Acquisition.

“Senior Finance Documents” means the Revolving Credit Agreement and such other documents identified as “Senior Finance Documents” pursuant to the Revolving Credit Agreement.

“Senior Management” means the officers, directors, and other members of senior management of the Company or any of its Subsidiaries, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent and with an equity investment in excess of €250,000.

“Senior Notes” means Senior Secured Notes or Senior Unsecured Notes.

“Senior Notes Offering” has the meaning given in the preamble to this Agreement.

“Senior Secured Notes” means senior secured notes issued by the Company pursuant to the Secured Note Indentures.

“Senior Unsecured Notes” means senior unsecured notes issued by the Company pursuant to the Unsecured Note Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that meets any of the following conditions:

(a) the Company’s and its Restricted Subsidiaries’ investments in and advances to the Restricted Subsidiary exceed 10% of the total assets of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year;

(b) the Company’s and its Restricted Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Restricted Subsidiary exceeds 10%

of the total assets of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year; or

(c) the Company’s and its Restricted Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Restricted Subsidiary exceeds 10% of such income of the Company and its Restricted Subsidiaries on a consolidated basis for the most recently completed fiscal year.

“Signing Date” means the date of this Agreement.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Signing Date and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“SSMC” means Systems On Silicon Manufacturing Company Pte Ltd. For purposes of Section 10.2 and the definition “Asset Disposition” references to SSMC shall also refer to any Unrestricted Subsidiary (x) any Capital Stock or debt of which is owned directly or indirectly by SSMC or (y) which has received a cash distribution or dividend from SSMC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserve Rate” shall mean for any day as applied to any LIBOR Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Original Closing Date or thereafter Incurred) which is expressly subordinated in right of payment to the obligations of the Borrowers under this Agreement pursuant to a written agreement.

“Subordinated Shareholder Funding” means, collectively, any funds provided to the Company by a Parent in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:

(a) does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the seventh anniversary of this Agreement (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Company or any funding meeting the “requirements of this definition);

(b) does not require, prior to the seventh anniversary of this Agreement, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

(c) contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the seventh anniversary of this Agreement;

(d) does not provide for or require any security interest or encumbrance over any asset of the Company or any of its Subsidiaries; and

(e) pursuant to its terms is fully subordinated and junior in right of payment to this Agreement, the Senior Notes pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding.

“Subsidiary” means, with respect to any Person:

(a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(b) any partnership, joint venture, limited liability company or similar entity of which:

(i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Successor Parent” with respect to any Person means any other Person with more than 50% of the total voting power of the Voting Stock of which is, at the time the first Person becomes a Subsidiary of such other Person, “beneficially owned” (as defined below) by one or more Persons that “beneficially owned” (as defined below) more than 50% of the total voting power of the Voting Stock of the first Person immediately prior to the first Person becoming a Subsidiary of such other Person. For purposes hereof, “beneficially own” has the meaning correlative to the term “beneficial owner,” as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Original Closing Date).

“Super Priority Indenture” means the Indenture related to the issuance of Super Priority Notes entered into between the Company and the Co-Borrower (as co-issuer), Deutsche Bank Trust Company Americas and the other parties thereto dated April 2, 2009.

“Super Priority Notes” means notes issued pursuant to the Super Priority Indenture.

“Tax Credit” means any credit against any Taxes or any relief or remission for Taxes (or their repayment).

“Tax Distribution” shall mean any distribution permitted to be paid pursuant to Section 10.2(c)(ix)(A).

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Tax Sharing Agreement” means any tax sharing or profit and loss pooling or similar agreement with customary or arm’s-length terms entered into with any Parent or Unrestricted Subsidiary, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

“Temporary Cash Investments” means any of the following:

(a) any investment in:

(i) direct obligations of, or obligations Guaranteed by, (A) the United States of America or Canada, (B) any European Union member state, (C) Switzerland or Norway, (D) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country with such funds or (E) any agency or instrumentality of any such country or member state, or

(ii) direct obligations of any country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(b) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by:

(i) any Lender;

(ii) any institution authorized to operate as a bank in any of the countries or member states referred to in subclause (a)(i) above; or

(iii) any bank or trust company organized under the laws of any such country or member state or any political subdivision thereof;

in each case, having capital and surplus aggregating in excess of €250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated at least “A” by S&P or “A-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) or (b) above entered into with a Person meeting the qualifications described in clause (b) above;

(d) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(e) Investments in securities maturing not more than one year after the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, Canada, any European Union member state or Switzerland, Norway or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least “BBB” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(f) bills of exchange issued in the United States, Canada, a member state of the European Union, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(g) any money market deposit accounts issued or offered by a commercial bank organized under the laws of a country that is a member of the Organization for Economic Co-operation and Development, in each case, having capital and surplus in excess of €250,000,000 (or the foreign currency equivalent thereof) or whose long term debt is rated at least “A” by S&P or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(h) investment funds investing 95% of their assets in securities of the type described in clauses (a) through (g) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution); and

(i) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the U.S. Investment Company Act of 1940, as amended.

“Total Assets” means the consolidated total assets of the Company and its Restricted Subsidiaries in accordance with GAAP as shown on the most recent balance sheet of such Person;

“Total Commitments” shall mean the sum of the Commitments of all the Lenders.

“Transactions” means the Loans under this Agreement (including the refinancing of certain Indebtedness with the proceeds thereof).

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Company or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transferee” shall have the meaning provided in Section 13.7(e).

“Trident” means Trident Microsystems, Inc.

“Type” shall mean, in relation to any Loan, its nature as an ABR Loan or as a LIBOR Loan.

“Underlying Debt” means, in relation to each of the Credit Parties and at any given time, each obligation (whether present or future, actual or contingent) owing by that Credit Party to a Parallel Debt Secured Party under the Credit Documents (including, for the avoidance of doubt, any change or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of this Agreement, whether or not anticipated as of the date of this Agreement) excluding that obligor’s Parallel Debts.

“Uniform Commercial Code” means the New York Uniform Commercial Code.

“Unrestricted Subsidiary” means SSMC, Jilin, Trident and:

(a) any Subsidiary of the Company (other than the Co-Borrower) that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company in the manner provided below); and

(b) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(i) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(ii) such designation and the Investment of the Company in such Subsidiary complies with Section 10.2.

Any such designation by the Board of Directors of the Company shall be evidenced to the Administrative Agent by filing with the Administrative Agent a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (a) no Default or Event of Default would result therefrom, and (b)(i) the Fixed Charge Coverage Ratio would not be greater than 2.00 to 1.00 or (ii) the Fixed Charge Coverage Ratio would not be worse than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors giving effect to such designation or an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Note Indenture” means the Indenture relating to the issuance of the Senior Unsecured Notes entered into on October 12, 2006 between the Company and the Co-Borrower (as co-issuers), Deutsche Bank Trust Company Americas as trustee and certain subsidiaries of the Company named as parties thereto as guarantors.

“US Dollars”, “Dollars” and “US$” means the lawful currency of the United States of America.

“US Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the Company thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such US Government Obligations or a specific payment of principal of or interest on any such US Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the US Government Obligations or the specific payment of principal of or interest on the US Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary of the Company, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Company or another Wholly-Owned Subsidiary) is owned by the Company or another Wholly-Owned Subsidiary.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h) Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(i) Any reference to a time of day is a reference to London time.

(j) Any reference to a “Managing Director” of the Company or a Credit Party organized or established under the laws of the Netherlands means a managing director (bestuurder).

1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

1.4 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational and constitutive documents, agreements (including this Agreement and each of the other Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.6 Exchange Rates. For purposes of determining compliance under Sections 10.2 (other than with respect to determining the amount of any Indebtedness) and 10.5, with respect to any amount in a Foreign Currency, such amount shall be deemed to equal the Euro Equivalent thereof based on the average Exchange Rate for a Foreign Currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the related period. For purposes of determining compliance with Sections 10.1, 10.2 and 10.3, with respect to any amount of Indebtedness in a Foreign Currency, compliance will be determined at the time of Incurrence or advancing thereof using the Euro Equivalent thereof at the Exchange Rate in effect at the time of such Incurrence or advancement.

1.7 Liability of Co-Borrower. The Co-Borrower shall be jointly and severally liable for all of the obligations and liabilities of the Company under this Agreement and the other Credit Documents; provided that the obligations of the Co-Borrower under this Agreement and the other Credit Documents shall be limited to an aggregate amount that would not render such obligations subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of applicable law.

SECTION 2. Amount and Terms of Credit

2.1 Commitments. (a) Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make a Loan or Loans denominated in US Dollars to the Borrowers on the Funding Date in an aggregate principal amount not to exceed such Lender’s Commitment, which Loans (i) may not be reborrowed once paid and (ii) may, at the option of the Company be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; provided that all Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type; provided further that the gross proceeds required to be funded by each Lender with respect to Loans shall be equal to 99.5% of the principal amount of such Loan.

(b) Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply). In the event that any Loan is made by any domestic or foreign branch or Affiliate of a Lender on behalf of such Lender as contemplated by this clause (b) all of the provisions of this Agreement applicable to Lenders shall apply to and be enforceable by any such domestic or foreign branch or Affiliate.

2.2 [Reserved].Notice of Borrowing. (a) To request the borrowing of the Loans, the relevant Borrower or Borrowers shall give the Administrative Agent at the Administrative Agent’s Office, written notice (or telephonic notice promptly confirmed in writing (i) prior to 10:00 a.m. on at least the second Business Day prior to the Funding Date in respect of proposed LIBOR Loans or (ii) prior to 12:00 Noon on at least the first Business Day prior to the Funding Date in respect of proposed ABR Loans. Such notice (the “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall specify (i) the aggregate principal amount of the Loans to be made on the Funding Date, (ii) the date of Borrowing (which shall be a Business Day and the Funding Date); (iii) the portions of the Loans so made that shall consist of ABR Loans or LIBOR Loans, and (iv) the Interest Period to be initially applicable thereto. If the Borrowers fail to specify an Interest Period of a Loan in a Notice of Borrowing then the Loan so requested shall have an initial Interest Period of three months. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters covered by the Notice of Borrowing.

(b) Without in any way limiting the obligation of a Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of a Borrower. In each such case, such Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice. Any Notice of Borrowing delivered in writing to the Administrative Agent shall be in substantially the form set forth in Exhibit B.

2.4 Disbursement of Funds. (a) No later than 12:00 Noon on the date specified in the Notice of Borrowing, each Lender will make available its pro rata portion of the Borrowings requested to be made on such date in the manner provided below.

(b) Unless otherwise agreed by the Company and the Administrative Agent in writing, each Lender shall make available all amounts it is to fund to the Borrower on the Funding Date in immediately available funds in Dollars to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will make available to the Borrowers, by depositing to an account designated by the Company to the Administrative Agent the aggregate of the amounts so made available. Unless the Administrative Agent shall have been notified by any Lender prior to the Funding Date that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrowers, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrowers, and such Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or such Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry practice on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.8, for the relevant Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that the obligations of each Lender hereunder are several and no Lender shall be responsible for the failure of any other Lender to fulfill its obligations hereunder).

2.5 Repayment of Loans; Evidence of Debt. (a) The Borrower shall, jointly and severally, repay to the Administrative Agent, for the benefit of the Lenders, on each date set forth below (or, if not a Business Day, the immediately preceding Business Day) (each, a “Loan Repayment Date”), a principal amount in respect of the Loans equal to (x) the outstanding principal amount Loans on the Funding Date multiplied by (y) the percentage set forth below opposite such Loan Repayment Date (each, a “Loan Repayment Amount”):

Date	Percentage
June 30, 2011	0.25%
September 30, 2011	0.25%
December 31, 2011	0.25%
March 31, 2012	0.25%
June 30, 2012	0.25%
September 30, 2012	0.25%
December 31, 2012	0.25%
March 31, 2013	0.25%
June 30, 2013	0.25%
September 30, 2013	0.25%
December 31, 2013	0.25%
March 31, 2014	0.25%
June 30, 2014	0.25%
September 30, 2014	0.25%
December 31, 2014	0.25%
March 31, 2015	0.25%
June 30, 2015	0.25%
September 30, 2015	0.25%
December 31, 2015	0.25%
March 31, 2016	0.25%
June 30, 2016	0.25%
September 30, 2016	0.25%
December 31, 2016	0.25%
March 31, 2017	0.25%

Notwithstanding anything to the contrary contained herein, all outstanding principal amounts of the Loans, including interest payable thereon, shall be due and payable on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to Section 13.7(b), in which Register shall be recorded (i) the amount of each Loan made hereunder, the Borrower of such Loan, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(d) The entries made in the Register and accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of a Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

2.6 Conversions and Continuations. (a) The Company shall have the option on any Business Day to convert all or a portion of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another Type and shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans, as the case may be, for an additional Interest Period, provided that (i) ABR Loans may not be converted into LIBOR Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion and (ii) LIBOR Loans denominated in US Dollars may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation. Each such conversion or continuation shall be effected by the Company by giving the Administrative Agent at the Administrative Agent’s Office prior to 10:00 a.m. at least two Business Days’ (or one Business Day’s notice in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans or are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, a Borrower has failed to specify a new Interest Period to be applicable thereto as provided in paragraph (a) above, such Borrower shall be deemed to have specified an Interest Period of one month, effective as of the expiration date of such current Interest Period. If a Borrower requests the conversion to, or continuation of, a LIBOR Loan, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

2.7 Pro Rata Borrowings. The borrowing of Loans under this Agreement and each Borrowing outstanding from time to time hereunder shall be made or maintained, as applicable, by the Lenders pro rata on the basis of their Commitments (in the case of Loans made on the Funding Date) or the aggregate outstanding amount of their Loans (in the case of separate Borrowings consisting of different Types or having different Interest Periods). It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8 Interest. (a) [Reserved]

(b) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be aggregate of (i) the Applicable ABR Margin plus the ABR in effect from time to time.

(c) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be aggregate of (i) the Applicable LIBOR Margin in effect from time to time, (ii) the relevant LIBOR Rate, and (iii) the Mandatory Cost, if any.

(d) If all or a portion of the principal amount of any Loan or any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal on any Loan, the rate that would otherwise be applicable thereto plus 1% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(b) or (c), as applicable, plus 1%, in each case from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

(e) Interest on each Loan shall accrue from and including the date of the borrowing thereof to but excluding the date of any repayment thereof and shall be payable (i) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (ii) on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(f) All computations of interest hereunder shall be made in accordance with Section 5.4.

(g) Each Lender shall supply the Administrative Agent with any information required by the Administrative Agent in order to calculate the Mandatory Cost in accordance with Schedule 1.1(d).

(h) The Administrative Agent, upon determining the interest rate for any Borrowing of Loans, shall promptly notify the Company and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9 Interest Periods. At the time the Company gives the Notice of Borrowing or a Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans (in the case of the initial Interest Period applicable thereto) or prior to 10:00 a.m. at least two Business Days prior to the expiration of an Interest Period applicable to a Borrowing of LIBOR Loans, the Company shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to a Borrowing, which Interest Period shall, at the option of the Company, be a period commencing on the date of Borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Conversion or Continuation and ending one (1), two (2), three (3) or six (6) (or if agreed by all relevant Lenders, nine (9) or twelve (12)) months thereafter, as the Borrower may elect in the applicable notice, provided that the initial Interest Period may be for a period less than one month if agreed upon by the Company and the Administrative Agent.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date; and

(e) after giving effect to the initial borrowing, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 25 Interest Periods in effect with respect to LIBOR Loans.

2.10 Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the LIBOR Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in Dollars in the Relevant Interbank Market for a period equivalent to the relevant Interest Period or (y) by reason of any changes arising on or after the Funding Date affecting the Relevant Interbank Market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate (as the case may be); or

(ii) at any time, that such Lender shall incur any increase in the cost to such Lender or reductions in the amounts received or receivable hereunder in connection with making or agreeing to make, funding or maintaining, LIBOR Loans or its Commitment hereunder (other than any such increase or reduction attributable to Taxes) because of (x) any Change in Law, such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the Relevant Interbank Market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any LIBOR Loan or its Commitment hereunder has become unlawful by compliance by such Lender in good faith with any Law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the Relevant Interbank Market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Company and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and the Notice of Borrowing or any Notice of Conversion or Continuation with respect to LIBOR Loans that have not yet been incurred, converted or continued (as applicable) shall be deemed rescinded by the Company (y) in the case of clause (ii) above, the Company shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Company by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrowers shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by Law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrowers may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (i) if the affected LIBOR Loan has been requested pursuant to the Notice of Borrowing or a Notice of Conversion or Continuation but has not been made, converted or continued (as applicable), cancel said Borrowing, conversion or continuation (as applicable) by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Company was notified by a Lender pursuant to 2.10(a)(ii) or (iii); or (ii) if the affected LIBOR Loan is then outstanding (x) upon at least three Business Days’ notice to the Administrative Agent (if such Lender may lawfully continue to maintain such LIBOR Loans to such day or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans), require the affected Lender to convert each such LIBOR Loan into an ABR Loan if such conversion would overcome the illegality and each Loan so converted shall, (y) prepay the affected LIBOR Loans on the last day of the Interest Period applicable thereto, if such Lender may lawfully continue to maintain such LIBOR Loan to such date, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loan or cause any affected Lender to assign the affected LIBOR Loans to another Lender or to another bank or institution willing to accept such assignment (which assignment shall be subject to and in compliance with Section 13.7) to the extent any such affected Lender may lawfully continue to maintain the relevant LIBOR Loans until such time as such assignment becomes effective in accordance with the terms hereof. Upon any such conversion or prepayment, the Borrowers shall also pay accrued interest on the amount so converted or prepaid all amounts due, if any, in connection with such prepayment or conversion under Section 2.11. The Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any assignment pursuant to sub-clause (z). If more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the date hereof, the adoption of any applicable Law, rule or regulation regarding capital adequacy, or any Change in Law, or any change in the interpretation or administration thereof by any Governmental Authority, the National Association of Insurance Commissioners, any central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent or its Affiliates for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to compensation for such reduction except to the extent resulting from the adoption of any applicable Law, rule or regulation regarding capital adequacy, or any Change in Law, or any change in the interpretation or administration thereof by any Governmental Authority, the National Association of Insurance Commissioners, any central bank or comparable agency charged with the interpretation or administration thereof, after the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Company which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d) It is understood that this Section 2.10 shall not apply to Excluded Taxes or to any amounts that would be payable under Section 5.3 but for another provision of Section 5.3 or, to the extent duplicative of Section 5.3, this Section 2.10 shall not apply to Taxes.

2.11 Compensation. If (a) any payment of principal of any LIBOR Loan is made by a Borrower to or for the account of a Lender, or is converted or continued, other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.10, 5.1 or 13.8, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing or as a result of the operation of any of the provisions of this Agreement, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation or as a result of the operation of any of the provisions of this Agreement, (d) any LIBOR Loan is not continued as a LIBOR Loan (as the case may be), as a result of a withdrawn Notice of Conversion or Continuation or as a result of the operation of any of the provisions of this Agreement, (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or as a result of the operation of any of the provisions of this Agreement, (f) any assignment of a LIBOR Loan on a day other than the last day of the Interest Period for such Loan as a result of a request by the Company pursuant to Section 13.8(a), the Borrowers shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 2.11, each Lender shall be deemed to have funded each LIBOR Loan made by it by a matching deposit or other borrowing in the Relevant Interbank Market in Dollars for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), or 5.3 with respect to such Lender, it will, if requested by the Company use commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event or to assign its rights and obligations hereunder to another of its branches or Affiliates, provided that such designation or assignment is made on such terms that would eliminate or reduce amounts payable pursuant to Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b) or 5.3, as the case may be, and that, in such Lender’s judgment, cause such Lender and its lending office suffer no economic (including becoming subject to any unreimbursed cost or expense), legal or regulatory disadvantage. Nothing in this Section 2.12 shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided in Section 2.10 or 5.3.

2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 5.3 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 5.3, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower.

SECTION 3. [Reserved]

SECTION 4. Fees; Commitments

4.1 Fees. The Company agrees to pay to the Administrative Agent the fees and expenses in respect of the performance of such role as may be separately agreed from time to time.

4.2 Voluntary Reduction of Commitments. Upon at least three Business Days prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Company (on behalf of each of the Borrowers) shall have the right at any time prior to the Signing Date and the making of the Loans hereunder, without premium or penalty, permanently to terminate or reduce the Commitments in whole or in part, provided that (a) any such reduction shall apply proportionately and permanently to reduce the Commitment of each of the Lenders and (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $5,000,000 and in integral multiples of $1,000,000 in excess thereof.

4.3 Mandatory Termination or Reduction of Commitments. The Total Commitment shall terminate upon the earlier of (i) the funding thereof on the Funding Date and (ii) 5:00p.m. (London time) on the last day of the Availability Period.

SECTION 5. Payments

5.1 Voluntary Prepayments. The Borrowers shall have the right to prepay Loans, without premium or penalty (except as provided below), in whole or in part from time to time on or after the second anniversary of the Signing Date on the following terms and conditions: (a) the Company shall give the Administrative Agent and at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) to be prepaid, which notice shall be given by the Company no later than 10:00 a.m. two Business Days prior to the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (b) each partial prepayment of any LIBOR Loans shall be in an integral multiple of $1,000,000 and in an aggregate principal amount of at least $5,000,000 and each partial prepayment of ABR Loans shall be in an integral multiple of $1,000,000 and in an aggregate principal amount of at least $1,000,000 or, in each case, if less, the entire principal amount thereof then outstanding, and any prepayment of Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrowers with the applicable provisions of Section 2.11. Each prepayment pursuant to this Section 5.1 shall be (a) applied to such Loans as the Company may specify and (b) applied to reduce such Loan Repayment Amounts as the Company may specify. At the Company’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loan of a Defaulting Lender.

In the event that, a Borrower makes any voluntary prepayment of Loans on or after the Second Anniversary of the Signing Date (pursuant to Section 5.1), the Borrowers shall pay to the Administrative Agent, for the ratable account of each Lender, a prepayment premium as follows:

(i) in the event that such a prepayment is made on or after the second anniversary of the Signing Date but prior to the third anniversary of the Signing Date, 2% of the amount of the Loans being prepaid; and

(ii) in the event that such a prepayment is made on or after the third anniversary of the Signing Date but prior to the fourth anniversary of the Signing Date, 1% of the amount of the Loans being prepaid.

5.2 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by each Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, not later than 12:00 Noon on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Company, it being understood that written or facsimile notice by a Borrower to the Administrative Agent to make a payment from the funds in such Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of Loans (whether of principal, interest or otherwise) hereunder shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 12:00 noon on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 1:00 p.m. shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, such extension of time shall be reflected in computing interest or fees (as the case may be) at the applicable rate in effect immediately prior to such extension.

5.3 Net Payments. (a) Any and all payments made by or on behalf of any Credit Party under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes; provided that if a Credit Party shall be required by law to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.3), the Administrative Agent, any Collateral Agent or any Lender, as the case may be, receives an amount equal to the after tax sum it would have received had no such deductions or withholdings been made, (ii) the relevant Credit Party shall make such deductions or withholdings and (iii) the relevant Credit Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. Whenever any Indemnified Taxes are payable by a Credit Party, as promptly as possible thereafter, such Credit Party shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt in such form as provided in the ordinary course by the relevant Governmental Authority and as is reasonably available to the relevant Credit Party (or other evidence acceptable to such Lender, acting reasonably) received by such Credit Party showing payment thereof.

(b) Each Credit Party shall pay and shall jointly and severally indemnify and hold harmless, on an after tax basis, the Administrative Agent, each Collateral Agent and each Lender (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority) with regard to any Other Taxes.

(c) Each Credit Party shall jointly and severally indemnify and hold harmless, on an after tax basis, the Administrative Agent, each Collateral Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent, each Collateral Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.3) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Upon the request of the Company, such Administrative Agent, Collateral Agent, or a Lender must provide details of how it calculated the amount of Indemnified Taxes for which it claimed liability under this Section 5.3. A certificate as to the amount of such payment or liability delivered to a Credit Party by a Lender or by the Administrative Agent or a Collateral Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Each Lender shall to the extent it is legally entitled to do so:

(i) upon the request of the Company or the Administrative Agent deliver to the Borrowers and the Administrative Agent two copies of any certification, information, documents or other evidence concerning the nationality, residence or identity of such Lender or make any declaration of similar claim or satisfy any other reporting requirement relating to such matters, which is required by a statute, regulation or administrative practice of a relevant Governmental Authority as a precondition to exemption from all or a part of any Taxes, assessment or other governmental charge; and

(ii) deliver to the Borrowers and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to any Borrower;

unless in any such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrowers and the Administrative Agent. Each Person that shall become a Participant pursuant to Section 13.7 or a Lender pursuant to Section 13.7 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.3(d), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(e) If a Credit Party determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder or any other Credit Document, the relevant Lender, the Administrative Agent or a Collateral Agent, as applicable, shall cooperate with such Credit Party in challenging such taxes at such Credit Party’s expense if so requested by such Credit Party. If any Lender, the Administrative Agent or a Collateral Agent, as applicable, receives a refund of, or determines that a Tax Credit is available to it with respect to, a tax for which a payment has been made by a Credit Party pursuant to this Agreement, which refund or Tax Credit in the good faith judgment of such Lender, the Administrative Agent or a Collateral Agent, as the case may be, is attributable to such payment made by such Credit Party, then the Lender, the Administrative Agent or a Collateral Agent, as the case may be, shall reimburse such Credit Party for such amount (together with any interest received thereon) as the Lender, the Administrative Agent or a Collateral Agent, as the case may be, determines to be the proportion of the refund or Tax Credit as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required. A Lender, the Administrative Agent or a Collateral Agent shall claim any refund or Tax Credit that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. Neither the Lender, the Administrative Agent nor any Collateral Agent shall be obliged to disclose any information regarding its tax affairs or computations to the any Credit Party in connection with this paragraph (e) or any other provision of this Section 5.3.

(f) The agreements in this Section 5.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.4 Computations of Interest and Fees. Interest on LIBOR Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

5.5 Limit on Rate of Interest.

(a) No Payment shall exceed Lawful Rate. Notwithstanding any other term of this Agreement, no Borrower shall be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If a Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 5.5(a), such Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if any Payment exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate any Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable Law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to, in the case of LIBOR Loans the beginning of the relevant Interest Period or, in the case of ABR Loans, the relevant date, the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by such Borrower to the affected Lender under Section 2.8.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from any Borrower an amount in excess of the maximum permitted by any applicable Law, rule or regulation, then such Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to such Borrower.

5.6 Currency Indemnity

(a) If any sum due from a Credit Party under the Credit Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of: (i) making or filing a claim or proof against that Credit Party; (ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, in either case that Credit Party shall as an independent obligation, within three Business Days of demand, indemnify each Lender to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b) Each Credit Party waives any right it may have in any jurisdiction to pay any amount under the Credit Documents in a currency or currency unit other than that in which it is expressed to be payable.

SECTION 6. Conditions Precedent to the Signing Date Conditions Precedent. The occurrence of the Signing Date and the borrowing of Loans hereunder on such date are subject to the satisfaction of the following conditions precedent, except as otherwise agreed in writing between the Company and the Administrative Agent (with the consent of the requisite percentage of Lenders in accordance with the terms hereof). The Administrative Agent shall, upon such conditions precedent being satisfied (or waived as the case may be), promptly confirm such satisfaction (or waiver) in writing to the Lenders and the Company.

6.2 Credit Documents. The Administrative Agent shall have received:

(i) this Agreement, executed and delivered by a duly authorized signatory of each Borrower and each Lender;

(ii) the Guaranty, executed and delivered by a duly authorized signatory of the Company, the Co-Borrower and NXP Semiconductors Netherlands B.V.; and

(iii) any required accessions to the Collateral Agency Agreement, executed and delivered by a duly authorized signatory of each party thereto.

6.3 Indebtedness. No Indebtedness or financing preferred stock of the Company or its Subsidiaries to third parties shall remain outstanding as of the Signing Date and no shareholder loans shall have been made without the consent of the Sole Lead Arranger, other than Indebtedness pursuant to or permitted under this Agreement.

6.4 Solvency Certificate. On the Signing Date, the Administrative Agent shall have received a certificate from an Authorized Officer of the Company in a form reasonably satisfactory to the Administrative Agent demonstrating that, as of the Signing Date, the Company on a consolidated basis with its Subsidiaries is solvent.

6.5 Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (i) special New York counsel to the Borrowers reasonably satisfactory to the Administrative Agent and (ii) special Dutch counsel to the Borrowers reasonably satisfactory to the Administrative Agent, in each case in substantially the same form and substance as provided under and in connection with the Revolving Credit Agreement or otherwise in form and substance reasonably satisfactory to the Administrative Agent and, in each case, to the extent applicable to entities that are Original Credit Parties. The Borrowers, the other Original Credit Parties and the Administrative Agent hereby instruct counsel to deliver such legal opinions.

6.6 Closing Certificates. The Administrative Agent shall have received a certificate of each Original Credit Party, dated the Signing Date, substantially in the form of Exhibit C, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Original Credit Party (or where customary in the relevant jurisdiction, executed by a director of such Original Credit Party), and attaching the documents referred to in Sections 6.7 and 6.8 below.

6.7 Corporate Proceedings of Each Original Credit Party. The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors and, to the extent required under applicable Law or the organizational documents of any Original Credit Party, the shareholders of each Original Credit Party (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (ii) in the case of the Borrowers, the Loans contemplated hereunder.

6.8 Corporate Documents. The Administrative Agent shall have received true and complete copies of the certificate of incorporation, by-laws (or equivalent organizational documents) and, to the extent available in the relevant jurisdiction, an extract of the trade register of each Original Credit Party.

6.9 Know Your Customer. The Lenders shall have received such documentation and other evidence as shall have been reasonably requested no later than 5 days prior to the Signing Date in order for each such Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar identification procedures.

6.10 Representations and Warranties. At the date hereof (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

The acceptance of the benefits of the Loans shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above exist as of that time.

SECTION 7. Conditions Precedent To The Funding Date. The borrowing of Loans hereunder on any Business Day during the Availability Period is subject to the satisfaction of the following conditions precedent:

7.1 No Default; Representations and Warranties. On the Funding Date and also after giving effect thereto, (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Funding Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and except for the representation in Section 8.9(b), which shall be deemed to relate to the matter referred to therein on and as of the Signing Date).

7.2 Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in writing meeting the requirements of Section 2.3.

7.3 Fees. The Agents and Lenders shall have received evidence that the fees in the amounts (and at the times) previously agreed in writing by the Agents and such Lenders to be received on or prior to the Funding Date and all expenses for which the Borrowers are responsible and in relation to which invoices have been presented prior to the Funding Date shall be paid on or by the Funding Date, and the Company and its Subsidiaries that are party thereto shall have complied in all material respects with all of the other terms of the Fee Letter to be complied with on or before the Funding Date.

The acceptance of the benefits of the borrowing shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above exist as of that time.

SECTION 8. Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement and to make the Loans as provided for herein, each Borrower makes the following representations and warranties to, and agreements with, the Lenders, each Agent, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

8.1 Organization; Powers. Each of the Credit Parties (a) is a partnership, limited liability company, exempted company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization and (b) has the power and authority to execute, deliver and perform its obligations under each of the Credit Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrowers, to borrow and otherwise obtain credit hereunder.

8.2 Authorization. The execution, delivery and performance by each of the Credit Parties of each of the Credit Documents to which it is a party, and the borrowings hereunder (a) have been duly authorized by all corporate, stockholder, shareholder, limited liability company or partnership action required to be obtained by each Credit Party and (b) will not (i) violate (A) any material provision of any material law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of any Credit Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any Credit Party is a party or by which any or any of their property is or may be bound, except for any such conflict, breach or default described in this paragraph (C) that could not reasonably be expected to have a Material Adverse Effect or otherwise have a material adverse effect on the rights and remedies of the Lenders under the Credit Documents, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, except for any such conflict, breach or default described in this sub-clause (ii) that (1) could not reasonably be expected to have a Material Adverse Effect or otherwise have a material adverse effect on the rights and remedies of the Lenders under the Credit Documents, or (2) result in the creation or imposition of any Lien upon or with respect to any material property or assets now owned or hereafter acquired by any Credit Party.

8.3 Enforceability. This Agreement has been duly executed and delivered by each Credit Party party hereto and constitutes, and each other Credit Document when executed and delivered by each Credit Party that is party thereto will constitute, a legal, valid and binding obligation of such Credit Party enforceable against each such Credit Party in accordance with its terms, subject to Debtor Relief Laws and to general principles of equity.

8.4 Governmental Approvals; Other Consents. No action, consent or approval of, registration or filing with or any other action by, any Governmental Authority or any other Person is or will be required in connection with the execution, delivery and performance of the Credit Documents, except for (a) such as have been made or obtained and are in full force and effect, (b) filings necessary to perfect the Liens on the Collateral granted by the Credit Parties in favor of the Secured Parties and (c) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

8.5 Federal Reserve Regulations. (a) No Credit Party nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of Regulation U or Regulation X.

8.6 Investment Company Act. No Credit Party nor any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

8.7 Use of Proceeds. The proceeds of the Loans will be used for general corporate purposes (including refinancing or repaying Indebtedness) not in contravention of any law or any Credit Document.

8.8 Solvency. (a) On the date hereof, and on the Signing Date (i) (A)the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, it’s the Company and its Subsidiaries on a consolidated basis, respectively; (B) the present fair saleable value of the property of the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (C) the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (D) the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Signing Date and (ii) each Credit Party (A) has not ceased, and does not expect that it will cease, making payments on its liabilities when due and (B) can, and expects that it can, obtain credit in the ordinary course of business.

(b) No Credit Party intends to, and does not believe that it or any of the Restricted Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

8.9 Financial Statements; No Material Adverse Effect. (a) The audited financial statements of the Company as at December 31, 2009 and for the fiscal year then ended together with the notes thereto (ii) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present, in all material respects, the consolidated financial condition of the Company as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) Since the date of the audited financial statements described in clause (a) above, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

8.10 Litigation. Except as specifically disclosed on Schedule 8.10, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened in writing, at law, in equity, in arbitration or before any governmental authority, by or against the Company or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

8.11 No Default. Neither the Company nor any Subsidiary thereof is in default under any contractual obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.12 Ownership of Properties; Liens. The Company and each Subsidiary thereof has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse

Effect. The property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens and Permitted Collateral Liens.

8.13 Environmental Compliance. The Company and its Restricted Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof to the best knowledge of the Company, except as specifically disclosed in Schedule 8.13, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.14 Taxes. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (x) which are not overdue by more than 30 days or (y) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

8.15 Subsidiaries; Equity Interests. As of the date of this Agreement, the Company has no Restricted Subsidiaries other than those specifically disclosed in Schedule 8.15, and (except as disclosed on such Schedule) all of the outstanding equity interests in such Restricted Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or a Subsidiary thereof in the amounts specified in Schedule 8.15 free and clear of all Liens other than (a) those created under the Security Documents and (b) any Permitted Lien. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any equity investments in any other corporation or entity other than those permitted under this Agreement.

8.16 No Material Misstatements. All written information (other than projections) (the “Information”) furnished by or on behalf of any Credit Party to any Lenders or the Administrative Agent in connection with the Transactions (as such Information may have been supplemented in writing prior to the Signing Date) or the other transactions contemplated by the Credit Documents, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders or the Administrative Agent (as the case may be) and (in the case of such Information delivered prior to the Signing Date) as of the Signing Date and did not contain any material misstatement of fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided that, with respect to projected financial information and pro forma financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

8.17 Compliance With Laws. The Company and each of its Restricted Subsidiaries is in compliance in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Without limitation of the foregoing, the Company and each of its Restricted Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other social security and employee benefit plan governed by the laws in any jurisdiction in which it operates and (ii) with the terms of any such plan, except, in each case, for (x) such requirement of law, applicable regulation, published interpretations or plan term is being contested in good faith by appropriate proceeding diligently conducted; or (y) such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

8.18 Intellectual Property Licenses. The Company and its Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, without conflict with the rights of any other person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other person, except to the extent such infringements, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 8.18, no claim or litigation regarding any of the foregoing against the Company or its Restricted Subsidiaries is pending or, to the knowledge of the Company, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 9. Affirmative Covenants

Each Borrower hereby covenants and agrees that on the Signing Date and thereafter, until the Commitments have terminated and the Loans, together with interest, Fees and all other Secured Obligations incurred hereunder, are paid and performed in full:

9.1 Financial Statements. The Company will deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) beginning with the fiscal year ending December 31, 2011, as soon as available, but in any event on or before the date on which such financial statements would be required to be filed with the SEC but no later than 120 days after the end of each fiscal year (or, if such financial statements are not required to be filed with the SEC, within 120 days after the end of each fiscal year of the Company) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG or another registered public accounting firm of internationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) beginning with the fiscal quarter ending March 31, 2011, as soon as available, but in any event on or before the date on which such financial statements would be required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, constitutes a Significant Subsidiary of the Company, then the annual and quarterly financial information required by the clauses (a) and (b) above shall include either (i) a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company or (ii) stand-alone audited or unaudited financial statements, as the case may be, of such Unrestricted Subsidiary or Unrestricted Subsidiaries (as a group or otherwise) together with an unaudited reconciliation to the financial information of the Company and its Subsidiaries, which reconciliation shall include the following items: revenue, EBITDA, net income, cash, total assets, total debt, shareholders equity, capital expenditures and interest expense.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) above may be satisfied with respect to financial information of the Company and its Subsidiaries by furnishing (i) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (ii) the Company’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 20-F or 6-K, as applicable, filed with the SEC; provided that, with respect to each of sub-clauses (i) and (ii), (A) to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand and (B) to the extent such information is in lieu of information required to be provided under this Section 9.1, such materials are accompanied by a report and opinion of an independent registered public accounting firm of internationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

9.2 Certificates; Other Information. The Company will deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) not later than 5 Business Days after the delivery of the financial statements referred to in Section 9.1(a), a certificate of the registered public accounting firm certifying such financial statements; and

(b) not later than 5 Business Days after the delivery of the financial statements referred to in Section 9.1(a) and 9.1(b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Company.

Documents required to be delivered pursuant to Section 9.1(a) or 9.1(b) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which Holdings or the Company posts such documents, or provides a link thereto on Holdings’ or the Company’s website on the internet at the website address listed on Schedule 9.2; or (b) on which such documents are posted on Holdings’ or the Company’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, Holdings or the Company shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender that requests Holdings or the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) Holdings or the Company shall notify the Administrative Agent for further notification to each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Company shall be required to provide paper copies of the Compliance Certificates to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

9.3 Notices. (a) Each Borrower will, or will cause the relevant Subsidiary (other than Jilin and SSMC or any other Unrestricted Subsidiary) to, promptly after a Responsible Officer of the Company or such Subsidiary obtains knowledge thereof, notify the Administrative Agent:

(i) of the occurrence of any Default; and

(ii) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (A) breach or non-performance of, or any default under, a contractual obligation of the Company or any Subsidiary thereof; (B) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary thereof and any Governmental Authority; or (C) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary thereof, including pursuant to any applicable Environmental Laws, which, in any such case, has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b) Each notice pursuant to this Section 9.3 shall be accompanied by a statement of a Responsible Officer of the Company setting forth material details of the occurrence referred to therein and stating what action the Company or the relevant Subsidiary has taken and proposes to take with respect thereto.

9.4 Payment of Obligations. Each Borrower will, and will cause each of its Restricted Subsidiaries to, pay and discharge as the same shall become due and payable, all its obligations and liabilities in respect of taxes, assessments and governmental charges or levies upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves, if any, in accordance with GAAP are being maintained by the Company or such Restricted Subsidiary; or (b) the failure to pay or discharge the same could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.5 Preservation of Existence; Assets. Each Borrower will, and will cause each of its Restricted Subsidiaries to:

(a) preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization, except to the extent the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 10.9 or 10.10; and

(c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non preservation of which could reasonably be expected to have a Material Adverse Effect.

9.6 Maintenance of Properties. Each Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and casualty and condemnation excepted, and make all necessary repairs thereto and renewals and replacements thereof (in accordance with prudent industry practice) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7 Maintenance of Insurance. Each Borrower will, and will cause each of its Restricted Subsidiaries to, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated persons engaged in the same or similar businesses as the Company and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other persons.

9.8 Compliance with Laws. Each Borrower will, and will cause each of its Restricted Subsidiaries to, comply in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Without limitation of the foregoing, the Company and each of its Restricted Subsidiaries shall at all times comply (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other social security and employee benefit plan governed by the laws in any jurisdiction in which it operates and (ii) with the terms of any such plan (including funding obligations thereunder), except, in each case, for (x) such requirement of law, applicable regulation, published interpretations or plan term is being contested in good faith by appropriate proceeding diligently conducted; or (y) such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

9.9 Inspection Rights. Each Borrower will, and will cause each of its Restricted Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and the Required Lenders to visit and inspect any of its properties, to examine its corporate, financial and operating records, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Required Lenders under this Section 9.9 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and for one such time the reasonable expenses of the Administrative Agent in connection with such visit and inspection shall be for the Company’s account; provided further that when an Event Of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the reasonable expense of the Company at any time during normal business hours and upon reasonable advance notice.

9.10 Use of Proceeds. Each Borrower will use the proceeds of the Loans under this Agreement for general corporate purposes (including, for the avoidance of doubt, refinancing of any existing indebtedness) not in contravention of any law or any Credit Document.

9.11 Guarantees Restricted Subsidiaries. (a) Subject to the Agreed Security Principles, all existing Wholly Owned Subsidiaries (other than an Immaterial Subsidiary and NXP Semiconductors France SAS) will fully and unconditionally guarantee this Agreement within 60 days after the Funding Date (or such longer period as the Administrative Agent may agree in writing in its sole discretion). If the Company or any of its Restricted Subsidiaries acquires or creates a Wholly Owned Subsidiary (other than an Immaterial Subsidiary) after the Funding Date and the issuance of a Guarantee by such Guarantor is not precluded by the Agreed Security Principles, the new Restricted Subsidiary must, within 30 days (or such longer period as the Administrative Agent may agree in writing) after becoming a Restricted Subsidiary, provide a Guarantee of this Agreement by executing a supplement to the Guaranty in the form attached thereto.

(b) The obligations of each Guarantor under the Guaranty will be limited to the maximum amount that would not render the Guarantors obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of foreign or state law.

(c) The obligations of a Guarantor under the Guaranty will terminate upon:

(i) a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Restricted Subsidiary), in each case, as permitted by this Agreement;

(ii) the designation in accordance with this Agreement of the Guarantor as an Unrestricted Subsidiary;

(iii) to the extent that the Guarantor is not an Immaterial Subsidiary due to the operation of clause (a) of the definition of “Immaterial Subsidiary”, upon the release of the guarantee referred to in such clause; or

(iv) repayment in full of all amounts due and payable under the Credit Documents and cancellation of Commitments hereunder.

9.12 Additional Liens and Security Interests. (a) Subject to the Agreed Security Principles, within 60 days (or such longer period as the Administrative Agent may agree in writing in its sole discretion) after (i) any Restricted Subsidiary becomes a Guarantor in accordance with Section 9.11 who as at the Signing Date has not granted security pursuant to the Security Documents or (ii) any Credit Party acquires any material property that is not automatically subject to a perfected security interest under the Security Documents, the relevant Credit Party shall, in each case at its sole cost and expense, duly execute and deliver to the Administrative Agent such mortgages, deeds of trust, mortgage amendment, deed of trust amendments, security agreement supplements and other security documents, as reasonably specified by and in form and substance reasonably satisfactory to the Administrative Agent (in form and scope, and covering such collateral on such terms, in each case consistent with the mortgages, security agreements and other security documents in effect on the Signing Date), granting a security interest in favor of the Secured Parties, and take such additional actions (including the giving of notices, the filing of statements and the provision of all instruments and documents reasonably requested by the Administrative Agent) to perfect and protect the security interests of the Secured Parties under the Security Documents. Notwithstanding the foregoing, no Credit Party shall be required to provide a security interest pursuant to this Section 9.12 (x)

except as provided in Section 9.16, in cash or bank accounts prior to the occurrence of an Enforcement Event, (y) if the Agreed Security Principles would not so require or (z) over assets or properties that are not subject to Liens under the Security Documents as a result of the application of the Agreed Security Principles. Any security interest provided pursuant to this Section 9.12 shall be accompanied with such opinions of counsel to the Company as customarily given by borrower’s counsel in the relevant jurisdiction (or title company endorsements), in form and substance customary for such jurisdiction. The Company will use reasonable endeavors to procure that its counsel or title company, as the case may be, in any relevant jurisdiction provides a legal opinion in respect of any such security interest.

(b) The obligations of a Credit Party under the Security Documents to which it is a party will terminate upon:

(i) such Credit Party ceasing to be a Guarantor in accordance with Section 9.11(c);

(ii) the designation in accordance with this Agreement of such Credit Party as an Unrestricted Subsidiary; or

(iii) payment and performance in full of the Secured Obligations and the cancellation of Commitments hereunder.

(c) The assets or property of a Credit Party forming part of the Collateral shall be released from the Lien created under any Security Document to which such Credit Party is a party upon the sale or disposition of such assets or property (other than to the Company or a Restricted Subsidiary) in a transaction permitted by this Agreement (other than a sale or disposition subject to Section 10.9 or 10.10(c)).

9.13 Further Assurances. Subject to the Agreed Security Principles, promptly upon request by the Administrative Agent, (a) correct any material defect or error that may be discovered in any Credit Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of any Credit Document.

9.14 Insurance Endorsements. Within 10 Business Days (or 30 days in the case of the Guarantor organized under the laws of Thailand) (or such later date as the Collateral Agent and the Borrowers may agree) after the Funding Date or such later date on which the relevant Guarantor (i) grants security to secure the Secured Obligations or (ii) takes any steps necessary for the Secured Obligations to benefit from the security documents that secure the Senior Secured Notes (if not already received) and the end of each calendar year, the relevant Collateral Agent shall have received endorsements naming the relevant Collateral Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all material insurance policies to be renewed following the Funding Date or entered into prior to the end of such fiscal year with respect to the properties of the Company and its Subsidiaries forming part of the Collateral.

9.15 Equal and Ratable Security. In the event that assets of the Guarantor organized under the laws of the Philippines or the Capital Stock in such Guarantor are provided as security (other than through sharing the benefit of any conditional assignment) for Indebtedness referred to in Section 10.1(b)(i), 10.1(b)(iv), 10.1(b)(xi) or 10.1(b)(xiii) in excess of an aggregate of €25,000,000, then the Company shall, or shall cause the relevant Restricted Subsidiary to, provide that the obligations of the Borrowers under the Credit Documents are secured equally and ratably with all the Indebtedness that causes that threshold to be exceeded, for so long as such Indebtedness is so secured.

9.16 Security Over Cash and Bank Accounts. (a) The Company shall maintain bank accounts held, in each case, with the Global Collateral Agent in London and denominated in US Dollars, Euros and Sterling (each a “Initial Secured Account” and together the “Initial Secured Accounts”) (pursuant to Clause 9.16 of the Revolving Credit Agreement) and shall, on the Funding Date, if such accounts are empty, deposit a nominal amount into each Initial Secured Account.

(b) Upon the occurrence and during the continuance of an Enforcement Event the Company shall, and shall procure that each of its Restricted Subsidiaries shall (i) pay the proceeds of the sale or collection of Collateral to a bank account or bank accounts that do not contain other cash of the Company or the relevant Restricted Subsidiary (as the case may be) that is not the proceeds of Collateral, (ii) not comingle the proceeds of Collateral with other cash of the Company or the relevant Restricted Subsidiary and (iii) pay the proceeds of Collateral denominated in US Dollars, Sterling and Euros that are paid to, or received by, the Company or a Restricted Subsidiary promptly to the relevant Initial Secured Account and, to the extent practicable, direct counterparties to pay the proceeds of Collateral directly to the relevant Initial Secured Account.

(c) Upon the occurrence and during the continuance of an Enforcement Event, the Company shall, and shall procure that each of its Restricted Subsidiaries shall, grant, subject to the Agreed Security Principles, a perfected Lien in all bank accounts held by the Company or any Restricted Subsidiary to which proceeds of Collateral are paid, to the extent of the proceeds of such Collateral (any such account, an “Additional Secured Account”, and together with the Initial Secured Accounts, the “Secured Accounts”); provided that, to the extent any of the Additional Secured Accounts are or become part of the bank accounts used in the cash management system of the Company, the Company and its Restricted Subsidiaries shall each be entitled to grant a Lien over the Additional Secured Accounts in favor of the bank providing cash management facilities to secure the Company’s obligations to such bank, which Lien shall rank equally and ratably with the Lien created in favor of the Global Collateral Agent.

9.17 Conditions Subsequent to the Funding Date. Subject to the Agreed Security Principles, as soon as is reasonably practicable following the Funding Date and in any event within 60 days thereafter (or, in the case of security over assets located in Japan and/or any Security Documents governed by Japanese law and legal opinion to be issued by Japanese counsel, 120 days thereafter or in any case, such longer period as the Administrative Agent may agree in writing in its sole discretion, and specifically in the case of clause (e) below and in respect of any filings or registrations required to perfect Liens granted by a Guarantor incorporated or registered under the laws of Hong Kong in the case of paragraph (c) below, such longer period as is reasonably required following the Funding Date):

(a) the Administrative Agent shall have received accessions to the Guaranty as required pursuant to Section 9.11 of this Agreement;

(b) the Global Collateral Agent and the Taiwan Collateral Agent, as applicable, shall have received (i) to the extent that the Global Collateral Agent has reasonably determined (based on the advice of counsel in each relevant jurisdiction) that the security documents that secure the Senior Secured Notes may continue in force and effect to secure the obligations of the Borrowers under this Agreement, confirmation that such security documents remain in full force and effect and (ii) to the extent that the Global Collateral Agent has reasonably determined (based on the advice of counsel in each relevant jurisdiction) that amendments or replacements of the security documents that secure the Senior Secured Notes as of the Funding Date are required in order to ensure that the obligations of the Borrowers under this Agreement and the Guarantors under the Guaranty are secured on a pari passu basis with the Senior Secured Notes, then copies of each such required amended or replaced agreement, executed and delivered by a duly authorized signatory of each party thereto;

(c) the Global Collateral Agent and the Taiwan Collateral Agent, as applicable, shall have received all documents and instruments, including Uniform Commercial Code or other applicable personal property and fixture security financing statements, required by Law or reasonably requested by a Collateral Agent, as applicable, to be filed, registered or recorded in any relevant jurisdiction to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to such Collateral Agent for filing, registration or recording, subject to the Agreed Security Principles;

(d) the Global Collateral Agent and the Taiwan Collateral Agent, as applicable, shall have received the executed legal opinions of (i) special German counsel to the Borrowers reasonably satisfactory to the Global Collateral Agent, (ii) special Hong Kong counsel to the Global Collateral Agent reasonably satisfactory to the Global Collateral Agent, (iii) special Philippines counsel to the Global Collateral Agent reasonably satisfactory to the Global Collateral Agent, (iv) special Taiwan counsel to the Borrowers reasonably satisfactory to the Taiwan Collateral Agent, (v) special Taiwan counsel to the Taiwan Collateral Agent reasonably satisfactory to the Taiwan Collateral Agent, (vi) special Thailand counsel to the Global Collateral Agent reasonably satisfactory to the Global Collateral Agent, (vii) special Singapore counsel to the Global Collateral Agent reasonably satisfactory to the Global Collateral Agent, (viii) special English counsel to the Global Collateral Agent reasonably satisfactory to the Global Collateral Agent, (ix) special Japan counsel to the Borrowers and the Global Collateral Agent reasonably satisfactory to the Global Collateral Agent, (x) special California and Arizona counsel to the Borrowers reasonably satisfactory to the Global Collateral Agent and (xi) special Netherlands counsel to the Borrower reasonably satisfactory to the Global Collateral Agent in each case in substantially the same form and substance as provided under and in connection with the Revolving Credit Agreement or otherwise in form and substance reasonably satisfactory to Global Collateral Agent and the Taiwan Collateral Agent, as applicable, and, in each case, to the extent applicable to entities that are Credit Parties. The Borrowers, the other Credit Parties,

Global Collateral Agent and the Taiwan Collateral Agent hereby instruct counsel to deliver such legal opinions; and

(e) NXP Semiconductors Singapore Pte. Ltd. shall progress the necessary “whitewash” procedures under Section 76 of the Companies Act (Chapter 50 of Singapore) in Singapore. Once the necessary “whitewash” procedures are completed, the securities (referred to in clause (b) above) and the Guaranty granted by NXP Semiconductors Singapore Pte Ltd. (pursuant to clause (a) above) will effectively secure all Secured Obligations in respect of liabilities or obligations.

9.18 Change in Control Repurchase

(a) Within 30 days from the occurrence of a Change of Control, the Borrowers shall provide written notice to the Administrative Agent (a “Change of Control Offer Notice”) of its offer to repurchase the Loans of each lender in whole (and not in part) at a purchase price in cash equal to 101% of the principal amount of all such Loans plus accrued and unpaid interest to the date of purchase (the “Change of Control Purchase Price”).

(b) Within 20 days from the Administrative Agent’s receipt of the Change of Control Offer Notice, the Borrower shall pay to the Administrative Agent for the account of each Lender who has elected to have the Borrowers repurchase its Loans in an amount sufficient to repurchase all such Loans at the Change of Control Purchase Price; provided that Lenders shall notify the Administrative Agent of its election to have the Borrower repurchase its Loans within 10 days of the Administrative Agent’s receipt of the Change of Control Offer Notice; provided further, that a Lender shall be deemed to have elected not to have its Loans repurchased if it fails to notify the company and Administrative Agent of such election within such 10 day period.

(c) The Borrowers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Borrowers and repurchases all Loans elected for repurchase under such Change of Control Offer.

(d) The Borrowers shall not be obliged to repurchase Loans pursuant to this Section 9.18 in the event and to the extent that they have exercised their right to repay all of the Loans.

(e) The provisions of this Section 9.18 may be waived or modified with the consent of the Required Lenders.

9.19 Parallel Debts. (a) Each of the Credit Parties undertakes by way of an abstract acknowledgment of indebtedness with the Global Collateral Agent to pay to the Global Collateral Agent its Parallel Debts. The parties acknowledge that the Global Collateral Agent is the creditor of the Parallel Debts and shall act in its own name and not as agent of any of the Lenders, the Sole Lead Arranger, the Sole Bookrunner, the Administrative Agent or the Global Collateral Agent or the Taiwan Collateral Agent (each a “Parallel Debt Secured Party”) (but always for the benefit of the Parallel Debt Secured Parties in accordance with the provisions of the Credit Documents).

(b) Paragraph (a) above is (i) for the purpose of ensuring the validity and effect of certain security rights governed by German laws, granted by any Credit Party pursuant to the Guaranty; and (ii) without prejudice to the other provisions of the Guaranty. For the avoidance of doubt, (i) the respective Parallel Debt shall be decreased to the extent the Underlying Debt has been repaid or discharged, (ii) the Underlying Debt shall be decreased to the extent that the respective Parallel Debt has been repaid or discharged, and (iii) the amount of the Parallel Debt shall at all times be equal to the amount of the Underlying Debt.

(c) Each Parallel Debt is a separate and independent obligation and shall not make the Global Collateral Agent or any Parallel Debt Secured Party a joint and several creditor of any Underlying Debt.

SECTION 10. Negative Covenants

Each Borrower hereby covenants and agrees that on the Signing Date and thereafter, until the Commitments have terminated and the Loans, together with interest, Fees and all other Secured Obligations incurred hereunder, are paid and performed in full:

10.1 Limitation on Indebtedness. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any of the Guarantors may Incur Indebtedness if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries is greater than 2.00 to 1.0.

(b) Clause (a) will not prohibit the Incurrence of the following Indebtedness:

(i) Indebtedness Incurred pursuant to any Credit Facility (including the Super Priority Notes and also including in respect of letters of credit or bankers’ acceptances issued or created thereunder) and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (A) €750,000,000, plus (B) in the case of any refinancing of any Indebtedness permitted under this sub-clause (i) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(ii) (A) (1) Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Guarantor and (2) co-issuance by the Co-Borrower of any Indebtedness of the Company, in each case so long as the Incurrence of such Indebtedness is permitted under this Agreement; or

(B) without limiting Section 10.3, Indebtedness arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under this Agreement;

(iii) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that:

(A) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(B) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

(iv) Indebtedness represented by (A) any Indebtedness (other than Indebtedness described in sub-clauses (i) and (iii) above) outstanding on the Original Closing Date, (B) Refinancing Indebtedness Incurred in respect of any Indebtedness described in this sub-clause (iv) or sub-clauses (v), (vii), or (xi) below or Incurred pursuant to clause (a) above, (C) Management Advances, (D) the Senior Secured Notes, (E) the Senior Unsecured Notes, and (F) obligations arising under a declaration of joint and several liability in respect of a Restricted Subsidiary used for the purpose of section 2:403 of the Dutch Civil Code (Burgerlijk Wetboek) (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code) to the extent that such obligations constitute Indebtedness;

(v) Indebtedness of any Person Incurred and outstanding on the date on which such Person becomes a Restricted Subsidiary of the Company or another Restricted Subsidiary of the Company or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company or any Restricted Subsidiary (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition); provided, however, with respect to this sub-clause (v), that at the time of such acquisition or other transaction (x) the Company would have been able to Incur €1.00 of additional Indebtedness pursuant to clause (a) above after giving effect to the Incurrence of such Indebtedness pursuant to this sub-clause (v), or (y) the Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to such acquisition or other transaction;

(vi) Indebtedness under Currency Agreements, Interest Rate Agreements and Commodity Hedging Agreements entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries and not for speculative purposes (as determined in good faith by the Board of Directors or senior management of the Company);

(vii) Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations, and in each case any Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this sub-clause (vii) and then outstanding, will not exceed at any time outstanding the greater of (A) €100,000,000 and (B) 1% of Total Assets;

(viii) Indebtedness in respect of (A) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business, (B) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business, (C) the financing of insurance premiums in the ordinary course of business and (D) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(ix) Indebtedness arising from agreements providing for customary guarantees, indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Company and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(x) (A) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(B) Customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(C) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries; and

(D) Indebtedness incurred by a Restricted Subsidiary in connection with bankers acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(xi) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this sub-clause (xi) and then outstanding, will not exceed €450,000,000;

(xii) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this sub-clause (xii) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock, Designated Preference Shares or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preference Shares or an Excluded Contribution) of the Company, in each case, subsequent to the Original Closing Date; provided, however, that (A) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Sections 10.2(c)(i), (vi) and (x) to the extent the Company and its Restricted Subsidiaries incur Indebtedness in reliance thereon, and (B) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this sub-clause (xii) to the extent the Company or any of its Restricted Subsidiaries makes a Restricted Payment under Section 10.2 and Sections 10.2(c)(i), (vi), and (x) in reliance thereon;

(xiii) Indebtedness of Non-Guarantor Restricted Subsidiaries incurred as a result of (A) any governmental or regulatory restrictions, limitations or penalties in the nature of capital controls, exchange controls or similar restrictions affecting the incurrence or repayment of intercompany Indebtedness by any Restricted Subsidiary or (B) any ordinary course country risk management policies of the Company restricting or limiting transfers or distributions from the Company or any Restricted Subsidiary to the Company or any Restricted Subsidiary, provided that the principal amount of such Indebtedness so incurred when aggregated with other Indebtedness previously incurred in reliance on this sub-clause (xiii) and still outstanding shall not in the aggregate exceed €350,000,000; and

(xiv) the guarantee by the Company or a Restricted Subsidiary of Debt of any Person in which the Company or a Restricted Subsidiary has beneficial ownership of 15% or more of the Voting Stock in respect of performance, bid or surety bonds issued by or on behalf of any such Person in the ordinary course of business in an aggregate amount, together with all other guarantees of the Company outstanding pursuant to this sub-clause (xiv) on the date of such incurrence, not to exceed €15,000,000.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 10.1:

(i) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in clauses (a) and (b) above, the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the sub-clauses of clause (b) or clause (a);

(ii) all Indebtedness outstanding on the Original Closing Date under this Agreement and the Super Priority Notes shall be deemed initially Incurred on the Signing Date under clause (b)(i) above and not clause (a) or clause (b)(v)(v) above, and may not be reclassified pursuant to sub-clause (i) above;

(iii) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(iv) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to clause (b)(i), (vii), (xi), (xii) or (xiii) or clause (a) above and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(v) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(vi) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(vii) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

(d) Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 10.1.

(e) The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount, or liquidation preference thereof, in the case of any other Indebtedness.

(f) If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 10.1 the Company shall be in Default of this covenant).

(g) For purposes of determining compliance with any euro-denominated restriction on the Incurrence of Indebtedness, the Euro Equivalent of the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or, at the option of the Company, first committed, in the case of Indebtedness Incurred under a revolving credit facility; provided that (i) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than euros, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (ii) the Euro Equivalent of the principal amount of any such Indebtedness outstanding on the Original Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Original Closing Date, except to the extent the amount of such Indebtedness is incurred under a revolving credit facility; and (iii) if and for so long as any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness, if denominated in euros, will be the amount of the principal payment required to be made under such Currency Agreement and, otherwise, the Euro Equivalent of such amount plus the Euro Equivalent of any premium which is at such time due and payable but is not covered by such Currency Agreement.

(h) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 10.1 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(i) If the Company adopts the US Dollars as its reporting currency, it may elect irrevocably to convert all Euro-denominated restrictions into US Dollar-denominated restrictions at the applicable Exchange Rate prevailing on the date of such election, and all references in this Agreement to determining Euro Equivalents and Euro amounts shall apply mutatis mutandis as though referring to US Dollars.

10.2 Limitation on Restricted Payments. (a) The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(i) declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(A) dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company or in Subordinated Shareholder Funding; and

(B) dividends or distributions payable to the Company or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis, measured by value);

(ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect Parent of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (A) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement or in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (B) any Indebtedness Incurred pursuant to Section 10.1(b)(iii)) or any Subordinated Shareholder Funding; or

(iv) make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in sub-clauses (i) through (iv) above made on or after the Original Closing Date are referred to herein as a “Restricted Payment”), unless, at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(B) the Fixed Charge Coverage Ratio would not exceed 2.00 to 1.00 after giving effect, on a pro forma basis, to such Restricted Payment; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Original Closing Date (and not returned or rescinded) (including Permitted Payments permitted below by clauses (c)(vi), (x), (xi), and (xii), but excluding all other Restricted Payments permitted by clause (c)) would exceed the sum of (without duplication):

(1) 50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first fiscal quarter commencing after the Original Closing Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Company are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(2) 100% of the aggregate Net Cash Proceeds, and the fair market value (as determined in accordance with clause (b) below) of property or assets or marketable securities, received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding subsequent to the Original Closing Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Company subsequent to the Original Closing Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on clause (c)(vi) below, and (z) Excluded Contributions);

(3) 100% of the aggregate Net Cash Proceeds, and the fair market value (as determined in accordance with clause (b) below) of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to the Original Closing Date of any Indebtedness that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding (plus the amount of any cash, and the fair market value (as determined in accordance with clause (b) below) of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange);

(4) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries after the Original Closing Date resulting from:

(a)	repurchases, redemptions or other acquisitions or retirements of any such Restricted Investment, proceeds realized upon the sale or other disposition to a Person other than the Company or a Restricted Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments or returns of capital) to the Company or any Restricted Subsidiary; or

(b)	the redesignation of Unrestricted Subsidiaries (other than SSMC) as Restricted Subsidiaries (valued, in each case, as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount, in each case under this sub-paragraph (4), was included in the calculation of the amount of Restricted Payments referred to in the first sentences of this sub-clause (C); provided, however, that no amount will be included in Consolidated Net Income for purposes of sub-paragraph (1) above to the extent that it is (at the Company’s option) included under this sub-paragraph (4); and

(5) the amount of the cash and fair market value (as determined in accordance with the next succeeding paragraph) of property or assets or of marketable securities received by the Company or any of its Restricted Subsidiaries after the Original Closing Date in connection with:

(a)	the sale or other disposition (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock of an Unrestricted Subsidiary of the Company (other than SSMC); and

(b)	any dividend or distribution made by an Unrestricted Subsidiary or Affiliate (other than SSMC) to the Company or a Restricted Subsidiary;

provided, however, that no amount will be included in Consolidated Net Income for purposes of sub-paragraph (1) above to the extent that it is (at the Company’s option) included under this sub-paragraph (5) above;

provided further, however, that such amount shall not exceed the amount included in the calculation of the amount of Restricted Payments referred to in the first sentence of this sub-clause (C).

(b) The fair market value of property or assets other than cash covered by clause (a) above shall be the fair market value thereof as determined in good faith by the Board of Directors of the Company or the relevant Restricted Subsidiary.

(c) Clause (a) above will not prohibit any of the following (collectively, “Permitted Payments”):

(i) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Designated Preference Shares, Subordinated Shareholder Funding or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock or Designated Preference Shares), Subordinated Shareholder Funding or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of the Company; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value (as determined in accordance with the preceding sentence) of property or assets or of marketable securities, from such sale of Capital Stock, Subordinated Shareholder Funding or such contribution will be excluded from clause (a)(iv)(C)(2) above;

(ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 10.1;

(iii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 10.1, and that in each case, constitutes Refinancing Indebtedness;

(iv) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness:

(A) (1) from Net Available Cash to the extent permitted under Section 10.5, but only if the Company shall have first complied with Section 10.5 and purchased all Loans tendered pursuant to any offer to repurchase all the Loans required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (2) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest;

(B) to the extent required by the agreement governing such Subordinated Indebtedness, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only (1) if the Company shall have first paid in full all amounts due under this Agreement as a result of such Change of Control and purchased all Loans tendered pursuant to the offer to repurchase all the Loans required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (2) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest; or

(C) (1) consisting of Acquired Indebtedness (other than Indebtedness Incurred (x) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (y) otherwise in connection with or contemplation of such acquisition) and (2) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest and any premium required by the terms of any Acquired Indebtedness;

(v) any dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

(vi) the purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement for value of Capital Stock of any Parent (including any options, warrants or other rights in respect thereof) and loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of any Parent (including any options, warrants or other rights in respect thereof), or payments to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of the any Parent (including any options, warrants or other rights in respect thereof), in each case from Management Investors; provided that such payments, loans, advances, dividends or distributions since the Original Closing Date do not exceed an amount (net of repayments of any such loans or advances) equal to (A) €40,000,000 plus (B) €20,000,000 multiplied by the number of calendar years that have commenced since the Original Closing Date plus (C) the Net Cash Proceeds received by the Company or its Restricted Subsidiaries since the Original Closing Date (including through receipt of proceeds from the issuance or sale of its Capital Stock or Subordinated Shareholder Funding to a Parent) from, or as a contribution to the equity (in each case under this clause (C), other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Company from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under clause (a)(iv)(C)(2) above;

(vii) the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with Section 10.1;

(viii) purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(ix) dividends, loans, advances or distributions to any Parent or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication):

(A) the amounts required for any Parent to pay any Parent Expenses or any Related Taxes; or

(B) amounts constituting or to be used for purposes of making payments (1) in connection with, and of fees and expenses Incurred in connection with, the Transactions or (2) to the extent specified in Sections 10.6(c)(ii), (iii), (v), (vii) and (xii).

(x) so long as no Default or Event of Default has occurred and is continuing (or would result from), the declaration and payment by the Company of, or loans, advances, dividends or distributions to any Parent to pay, dividends on the common stock or common equity interests of the Company or any Parent following a Public Offering of such common stock or common equity interests, in an amount not to exceed in any fiscal year the greater of (A) 6% of the Net Cash Proceeds received by the Company from such Public Offering or contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of the Company and (B) following the Initial Public Offering, an amount equal to the greater of (1) the greater of (x) 7% of the Market Capitalization and (y) 7% of the IPO Market Capitalization; provided that after giving pro forma effect to such loans, advances, dividends or distributions, the Consolidated Leverage Ratio shall be equal to or less than 2.75 to 1.00 and (2) the greater of (x) 5% of the Market Capitalization and (y) 5% of the IPO Market Capitalization; provided that after giving pro forma effect to such loans, advances, dividends or distributions, the Consolidated Leverage Ratio shall be equal to or less than 3.25 to 1.00;

(xi) so long as no Default or Event of Default has occurred and is continuing (or would result from), Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed €200,000,000 less the amount of any such Restricted Payments made prior to the Signing Date but on or after the Original Closing Date pursuant to the corresponding provision of the Revolving Credit Agreement;

(xii) payments by the Company, or loans, advances, dividends or distributions to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 10.2 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

(xiii) Investments made since the Original Closing Date in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, made since the Original Closing Date or consisting of non-cash Excluded Contributions, or Investments to the extent made in exchange for or using as consideration Investments previously made under this sub-clause (xiii);

(xiv) [Reserved];

(xv) [Reserved];

(xvi) (A) the declaration and payment of dividends to holders of any class or series of Designated Preference Shares of the Company issued after the Original Closing Date; and (B) the declaration and payment of dividends to any Parent or any Affiliate thereof, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preference Shares of such Parent issued after the Original Closing Date; provided, however, that, in the case of paragraphs (xvi) and (xvi), the amount of all dividends declared or paid pursuant to sub-clause (xvi) shall not exceed the Net Cash Proceeds received by the Company or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution or, in the case of Designated Preference Shares by Parent or an Affiliate the issuance of Designated Preference Shares) of the Company, from the issuance or sale of such Designated Preference Shares;

(xvii) [Reserved];

(xviii) dividends or other distributions of Capital Stock of Unrestricted Subsidiaries other than SSMC (unless the Unrestricted Subsidiary’s principal asset is cash and Cash Equivalents or to the extent the assets owned by such Unrestricted Subsidiary were contributed in contemplation to such dividend or distribution); and

(xix) [Reserved].

(d) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith.

(e) In addition to the foregoing, it will be a breach of this Section 10.2 if any of the Initial Investors receives directly or indirectly from SSMC payments that would, if made by the Company, constitute Restricted Payments of the types described in clauses (a)(i) to (iii) above (inclusive), other than through distributions and dividends (x) to the Company and the making of such payments by the Company in a manner permitted by the covenant set forth above or (y) on a pro rata basis (proportionate to its ownership of SSMC) to another portfolio company of any Initial Investor, or, in the case of the Seller, another operating subsidiary, engaged in an active business that owns Capital Stock of SSMC at such time.

10.3 Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens or, in the case of assets constituting Collateral, Permitted Collateral Liens) upon any of its property or assets (including Capital Stock of a Restricted Subsidiary of the Company), whether owned on the Original Closing Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien secures any Indebtedness.

10.4 Limitation on Restrictions on Distributions from Restricted Subsidiaries. (a) The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

(ii) make any loans or advances to the Company or any Restricted Subsidiary; or

(iii) sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b) Clause (a) above will not prohibit:

(i) any encumbrance or restriction pursuant to (A) any Credit Facility (including the Credit Documents) or (B) any other agreement or instrument, in each case, in effect at or entered into on the Signing Date;

(ii) any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary entered into or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this sub-clause (ii), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;

(iii) any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in sub-clause (i) or (ii) above or this sub-clause (iii) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in sub-clause (i) or (ii) above or this sub-clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Lenders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company);

(iv) any encumbrance or restriction:

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract;

(B) contained in mortgages, pledges or other security agreements permitted under this Agreement or securing Indebtedness of the Company or a Restricted Subsidiary permitted under this Agreement to the extent such encumbrances or restrictions restrict the transfer of the property or assets subject to such mortgages, pledges or other security agreements; or

(C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(v) any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions on the property so acquired or any encumbrance or restriction pursuant to a joint venture agreement that imposes restrictions on the transfer of the assets of the joint venture;

(vi) any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vii) customary provisions in leases, licenses, joint venture agreements and other similar agreements and instruments entered into in the ordinary course of business;

(viii) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(ix) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(x) any encumbrance or restriction pursuant to Currency Agreements, Interest Rate Agreements or Commodity Hedging Agreements;

(xi) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Signing Date pursuant to Section 10.1 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than (A) the encumbrances and restrictions contained in this Agreement, together with the Security Documents associated therewith as in effect on the Signing Date or (B) in comparable financings (as determined in good faith by the Company) and where, in the case of paragraph (B), the Company determines at the time of issuance of such Indebtedness that such encumbrances or restrictions will not adversely affect, in any material respect, the Borrowers’ ability to make principal or interest payments on the Loans or Unpaid Drawings;

(xii) [Reserved]; or

(xiii) any encumbrance or restriction existing by reason of any Lien permitted under Section 10.3.

10.5 Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(i) the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(ii) in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Temporary Cash Investments; and

(iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

(A) to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness of a Restricted Subsidiary), (1) to prepay, repay or purchase any Indebtedness of a non-Guarantor Restricted Subsidiary (in each case, other than Indebtedness owed to the Company or any Restricted Subsidiary) or Indebtedness under the Revolving Credit Agreement or the Super Priority Notes within 365 days from the later of (x) the date of such Asset Disposition and (y) the receipt of such Net Available Cash; provided, however, that such prepayment shall only be required after the Company and the Co-Borrower have complied with Section 10.5(b)(ii) and in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this paragraph (A), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) (except in the case of the Revolving Credit Agreement) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (2) to prepay, repay or purchase Pari Passu Indebtedness at a price of no more than 100% of the principal amount of such Pari Passu Indebtedness plus accrued and unpaid interest to the date of such prepayment, repayment or purchase; provided that the Company shall redeem, repay or repurchase Pari Passu Indebtedness pursuant to this sub-paragraph (A) only if the Company makes (at such time or subsequently in compliance with this Section 10.5) an offer to Lenders to purchase Loans in accordance with the provisions set forth below for an Asset Disposition Offer for an aggregate principal amount of Loans at least equal to the proportion that (x) the total aggregate principal amount of Loans outstanding bears to (y) the sum of the total aggregate principal amount of Loans outstanding plus the total aggregate principal amount outstanding of such Pari Passu Indebtedness; or

(B) to the extent the Company or such Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of (1) the date of such Asset Disposition and (2) the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Company that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 180 days of such 365th day; provided that to the extent that any disposition in such Asset Sale was of Collateral, the assets (including Voting Stock) acquired with the Net Cash Proceeds thereof shall, subject to the Agreed Security Principles, be pledged as Collateral under the Security Documents substantially simultaneously with such acquisition;

provided that, pending the final application of any such Net Available Cash in accordance with paragraph (A) or paragraph (B) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Agreement.

(b) (i) Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in clause (a) above will be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds €50,000,000, the Borrowers will, subject to sub-clause (i) below, be required to make an offer (“Asset Disposition Offer”) to all Lenders and, to the extent the Company elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Loans and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Loans in an amount equal to (and, in the case of any Pari Passu Indebtedness, an offer price of no more than) 100% of the principal amount of the Loans and 100% of the principal amount of Pari Passu Indebtedness, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth herein or the agreements governing the Pari Passu Indebtedness, as applicable.

(ii) The Borrowers shall only be required to make an Asset Disposition Offer to Lenders and apply any Excess Proceeds to purchase Loans after the Company and the Co-Borrower have, at the election of the Company and the Co-Borrower, prepaid, repaid or repurchased Indebtedness under the Note Indentures in respect of the Senior Notes, and, in each case, then only to the extent of the Excess Proceeds available after the Company and the Co-Borrower have complied with such obligations or made such prepayment, repayment or repurchase (as the case may be).

(c) To the extent that the aggregate amount of Loans and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other provisions of this Agreement. If the aggregate principal amount of the Loans surrendered in any Asset Disposition Offer by Lenders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Loans and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Loans and Pari Passu Indebtedness. For the purposes of calculating the principal amount of any such Indebtedness not denominated in Euro, such Indebtedness shall be calculated by converting any such principal amounts into their Euro Equivalent determined as of a date selected by the Company that is within the Asset Disposition Offer Period (as defined in clause (e) below). Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(d) To the extent that any portion of Net Available Cash payable in respect of the Loans is denominated in a currency other than Dollars, the amount thereof payable in respect of such Loans shall not exceed the net amount of funds in Dollars that is actually received by the Company upon converting such portion into Dollars.

(e) The Asset Disposition Offer will remain open for a period of not less than 20 Business Days following its commencement (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Borrowers will purchase the principal amount of Loans and, to the extent they elect, Pari Passu Indebtedness required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Loans and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer.

(f) On or before the Asset Disposition Purchase Date, the Borrowers will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Loans and Pari Passu Indebtedness or portions of Loans and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Loans and Pari Passu Indebtedness so validly tendered and not properly withdrawn. The Company will deliver to the Administrative Agent an Officer’s Certificate stating that such Loans or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 10.5. The Borrowers will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) pay to the Administrative Agent for the account of each tendering Lender an amount equal to the purchase price of the Loans so validly tendered and not properly withdrawn by such Lender, and accepted by the Borrowers for purchase.

(g) For the purposes of clause (a)(ii) above, the following will be deemed to be cash:

(i) the assumption by the transferee of Indebtedness of the Company or Indebtedness of a Restricted Subsidiary (other than Subordinated Indebtedness of the Company or a Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

(ii) securities, notes or other obligations received by the Company or any Restricted Subsidiary of the Company from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(iii) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(iv) consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Signing Date from Persons who are not the Company or any Restricted Subsidiary; and

(v) any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value,

taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.5, or designated as such pursuant to the corresponding provision of the Secured Indenture prior to the Signing Date but on or after the Original Closing Date that is at that time outstanding, not to exceed the greater of €100,000,000 and 1% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

10.6 Limitation on Affiliate Transactions. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate value in excess of €20,000,000 unless:

(i) the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s-length dealings with a Person who is not such an Affiliate; and

(ii) in the event such Affiliate Transaction involves an aggregate value in excess of €50,000,000, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company or the relevant Restricted Subsidiary (as applicable).

(b) Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (a)(ii) above if such Affiliate Transaction is approved by a majority of the Disinterested Directors. If there are no Disinterested Directors, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 10.6 if the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s length basis.

(c) The provisions of clause (b) above will not apply to:

(i) any Restricted Payment permitted to be made pursuant to Section 10.2, any Permitted Payments (other than pursuant to Section 10.2(c)(ix)(B)) or any Permitted Investment (other than Permitted Investments as defined in clauses (a)(ii), (b), (k) and (o) of the definition thereof);

(ii) any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, any Restricted Subsidiary or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company, in each case in the ordinary course of business;

(iii) any Management Advances and any waiver or transaction with respect thereto;

(iv) any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(v) the payment of reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Company, any Restricted Subsidiary of the Company or any Parent (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(vi) the Transactions and the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Original Closing Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 10.6 or to the extent not more disadvantageous to the Lenders in any material respect and the entry into and performance of any registration rights or other listing agreement in connection with any Public Offering;

(vii) execution, delivery and performance of any Tax Sharing Agreement or the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(viii) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the senior management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(ix) any transaction in the ordinary course of business between or among the Company or any Restricted Subsidiary and any Affiliate of the Company or an Associate

or similar entity that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary or any Affiliate of the Company or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(x) (A) issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Company or options, warrants or other rights to acquire such Capital Stock or Subordinated Shareholder Funding; provided that the interest rate and other financial terms of such Subordinated Shareholder Funding are approved by a majority of the members of the Board of Directors in their reasonable determination and (B) any amendment, waiver or other transaction with respect to any Subordinated Shareholder Funding in compliance with the other provisions of this Agreement;

(xi) without duplication in respect of payments made pursuant to sub-clause (xii) below, (C) payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent) of annual customary management, consulting, monitoring or advisory fees and related expenses customary for portfolio companies of the Initial Investors described in clause (a) of the definition thereof and (D) customary payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments in respect of this paragraph (xi) are approved by a majority of the Board of Directors in good faith; and

(xii) payment to any Permitted Holder of all reasonable out of pocket expenses Incurred by such Permitted Holder in connection with its direct or indirect investment in the Company and its Subsidiaries.

10.7 Limitation on Business Activities of the Co-Borrower. The Co-Borrower may not hold any material assets, become liable for any material obligations or engage in any business activities; provided that it may be a co-obligor with respect to any Indebtedness issued by the Company or a Guarantor, and may engage in any activities directly related thereto or necessary in connection therewith. The Co-Borrower shall be a Wholly-Owned Subsidiary of the Company at all times.

10.8 [Reserved]

10.9 Merger and Consolidation by the Company. (a) The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of any member state of the European Union on January 1, 2004, or the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada, Norway or

Switzerland and the Successor Company (if not the Company) will expressly assume, by supplemental agreements, executed and delivered to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent, all the obligations of the Company under the Credit Documents;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iii) immediately after giving effect, on a pro forma basis, to such transaction, either (A) the Fixed Coverage Ratio of the Successor Company would exceed 2.00 to 1.00 or (B) the Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to such transaction; and

(iv) the Company shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental agreement (if any) comply with this Agreement and an Opinion of Counsel to the effect that such supplemental agreement (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company (in each case, in form and substance reasonably satisfactory to the Administrative Agent), provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of sub-clauses (ii) and (iii) above.

(b) Any Indebtedness that becomes an obligation of the Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Section 10.1.

(c) For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(d) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement and the other Credit Documents but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under this Agreement or the other Credit Documents.

(e) Notwithstanding clauses (a)(ii) and (a)(iii) above (which do not apply to transactions referred to in this clause 10.9(e) and, other than with respect to clause (c) above and clause (a)(iv) above, (i) any Restricted Subsidiary of the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company and (ii) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary. Notwithstanding clause (a)(ii) or (a)(iii) above (which does not apply to the transactions referred to in this clause 10.9(e), the Company may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company.

(f) This Section 10.9 (other than the requirements of clause (a)(ii) above) shall not apply to the creation of a new subsidiary as a Restricted Subsidiary of the Company.

10.10 Merger and Consolidations by the Co-Borrower and Guarantors. (a) The Co-Borrower may not consolidate with, merge with or into any person or permit any person to merge with or into the Co-Borrower unless:

(i) concurrently therewith, a Subsidiary of the Company that is a limited liability company or corporation organized under the laws of the United States of America or any state thereof or the District of Columbia (which may be the Co-Borrower or the continuing person as a result of such transaction) expressly assumes all of the obligations of the Co-Borrower under this Agreement and the other Credit Documents; or

(ii) after giving effect to the transaction, at least one obligor on the Senior Notes is a limited liability company or corporation organized under the laws of the United States of America or any state thereof or the District of Columbia.

(b) Upon the consummation of any transaction effected in accordance with this Section 10.10, the resulting, surviving or transferee Co-Borrower will succeed to, and be substituted for, and may exercise every right and power of, the Co-Borrower under each Credit Document with the same effect as if such successor Person had been named as the Co-Borrower under such Credit Documents. Upon such substitution, the Co-Borrower will be released from its obligations under each Credit Document.

(c) No Guarantor may (i) consolidate with or merge with or into any Person, or (ii) sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or (iii) permit any Person to merge with or into the Guarantor, unless, in any such case:

(A) the other Person is the Company or any Restricted Subsidiary that is Guarantor or becomes a Guarantor concurrently with the transaction; or

(B) (1) either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under the Credit Documents to which such Guarantor is a party; and

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by this Agreement.

10.11 Impairment of Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, take or omit to take any action that would have the result of materially impairing the Lien with respect to the Collateral (it being understood that the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair the Lien with respect to the Collateral) for the benefit of the Secured Parties, and the Company shall not, and shall not permit any Restricted Subsidiary to, grant to any Person other than a Collateral Agent, for the benefit of the Secured Parties, any interest whatsoever in any of the Collateral, except that the Company and its Restricted Subsidiaries may Incur Permitted Collateral Liens and the Collateral may be discharged and released in accordance with the Credit Documents.

10.12 Suspension of Covenants on Achievement of Investment Grade Status. If on any date following the Signing Date, the Loans have achieved Investment Grade Status and no Default or Event of Default has occurred and is continuing (a “Suspension Event”), then, beginning on that day and continuing until such time, if any, at which the Loans cease to have Investment Grade Status (the “Reversion Date”), the following provisions will not apply: Section 10.1, Section 10.2, Section 10.4, Section 10.5, Section 10.6 and Section 10.9(a)(iii) and, in each case, any related default provision will cease to be effective and will not be applicable to the Company and its Restricted Subsidiaries. Such covenants and any related default provisions will again apply according to their terms from the first day on which a Suspension Event ceases to be in effect. Such covenants will not, however, be of any effect with regard to actions of the Company properly taken during the continuance of the Suspension Event, and Section 10.2 will be interpreted as if it has been in effect since the Signing Date except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. On the Reversion Date, all Indebtedness Incurred during the continuance of the Suspension Event will be classified, at the Company’s option, as having been Incurred pursuant to Section 10.1(a) or one of the clauses set forth in the second paragraph of such covenant (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Event and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred under Section 10.1 such Indebtedness will be deemed to have been outstanding on the Original Closing Date, so that it is classified as permitted under Section 10.1(b)(iv).

In addition, so long as each Rating Agency confirms that the Investment Grade Status for the Loans has taken into account such release, all Liens securing Secured Obligations hereunder will be released upon achievement of Investment Grade Status. All such Liens shall, subject to the Agreed Security Principles, be reinstated upon the Reversion Date.

SECTION 11. Events of Default

11.1 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment of Interest. Default in any payment of interest on any Loan when due and payable and such default continues for 5 days;

(b) Non-Payment of Principal. Default in the payment of the principal amount of or premium, if any, on any Loan when due pursuant to the terms hereof, including upon any required repurchase, upon acceleration of maturity or otherwise;

(c) Breach of Specific Covenants. Failure to comply for 30 days after notice by the Administrative Agent on behalf of the Lenders or the Required Lenders with any covenant, warranty or other agreement with respect to Section 9.11, Section 9.12 or Section 10;

(d) Breach of Other Covenants. Failure to comply for 60 days after notice by the Administrative Agent on behalf of the Lenders or the Required Lenders with its other agreements (not specified in clause (a), (b) or (c) above) contained in any Credit Document;

(e) Cross-Acceleration. Default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company, the Co-Borrower or any of their Restricted Subsidiaries (or the payment of which is Guaranteed by the Company, the Co-Borrower any of their Restricted Subsidiaries) other than Indebtedness owed to the Company, the Co-Borrower or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(i) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness, immediately upon the expiration of the grace period provided in such Indebtedness; or

(ii) results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates €100 million or more;

(f) [Reserved]

(g) Insolvency. Any Credit Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar office is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property or assets is instituted without the consent of such Person and continues undismissed or unstayed for (60) calendar days, or an order for relief is entered in any such proceeding;

(h) Breach of Representations. Any representation or warranty made or deemed made by any Credit Party (or any of its officers) under or in connection with any Credit

Document shall prove to have been incorrect in any material respect when made or deemed made;

(i) Security Documents. (i) Any Lien under the Security Document on any material Collateral shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the relevant Security Document and this Agreement) for any reason other than the satisfaction in full of all of the Secured Obligations or the release of any such Lien in accordance with the terms hereof or (ii) any Security Document or any Lien created thereunder on any material Collateral shall be declared invalid or unenforceable or a Borrower shall assert in writing that any such Lien is invalid or unenforceable, and, in any such case, such event or circumstance continues for 10 days.

(j) Judgments. Failure by any Credit Party or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrowers and their Restricted Subsidiaries), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of €100,000,000 (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days after the judgment becomes final; or

(k) Guaranty. The Guaranty ceases to be in full force and effect, other than in accordance the terms of the Credit Documents and the Agreed Security Principles, or a Guarantor denies or disaffirms its obligations under the Guaranty, other than in accordance with the terms thereof or upon release of the Guaranty in accordance with the Credit Documents;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrowers, except as otherwise specifically provided for in this Agreement: (i) declare the Total Commitment terminated, whereupon the Commitments of each Lender shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; and (ii) declare the principal of and any accrued interest and fees in respect of all Loans, and all other amounts owing hereunder or under any other Credit Document to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; provided that upon the occurrence of any Event of Default under Section 11.1(g) the Total Commitment and Commitment of each Lender shall automatically terminate, the unpaid principal amount of all outstanding Loans, and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

11.2 [Reserved]

11.3 Application of Funds. After the exercise of remedies as provided in Section 11.1 (or after the Commitments have been automatically cancelled, Loans and all other amounts have automatically become due and payable), any amounts received by the

Administrative Agent on account of the Secured Obligations shall be applied in accordance with Section 4 of the Collateral Agency Agreement.

SECTION 12. The Agents

12.1 Appointment. (a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b) The Administrative Agent and each Lender hereby irrevocably designate and appoint each Collateral Agent as its agent under this Agreement and the other Credit Documents, and the Administrative Agent and each Lender irrevocably authorize each Collateral Agent, in such capacity, to take such action on their behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to each Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, each Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with the Administrative Agent or any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against a Collateral Agent.

(c) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Sole Lead Arranger and the Sole Bookrunner are named as such for recognition purposes only, and in their respective capacities as such shall have no obligations, duties, responsibilities or liabilities with respect to this Agreement or any other Credit Document; it being understood and agreed that each of the Sole Lead Arranger and the Sole Bookrunner shall be entitled to all benefits of this Section 12. Without limitation of the foregoing, neither the Sole Lead Arranger nor the Sole Bookrunner in their respective capacities as such shall, by reason of this Agreement or any other Credit Document, have any fiduciary relationship in respect of any Lender, Credit Party or any other Person.

(d) Each Lender confirms that the Sole Lead Arranger and the Administrative Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Sole Lead Arranger or Administrative Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants in connection with the Credit Documents or the transactions contemplated in the Credit Documents (including any net asset letter in connection with the financial assistance procedures) and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

12.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

12.3 Exculpatory Provisions. No Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or any Collateral Agent under or in connection with, this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

12.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by such Agent. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or such greater number or percentage of Lenders as may be expressly required by this Agreement in any instance), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

12.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

12.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of a Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon such Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each Borrower, any Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any Borrower, any Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Borrower, any Guarantor or any other Credit Party that may come into the possession of such Agent any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliate.

12.7 Indemnification. The Lenders agree to indemnify each Agent, each in its capacity as such (to the extent not reimbursed by any Credit Party and without limiting the obligation of any Credit Party to do so), ratably according to their respective portions of the aggregate principal amount of the Loans outstanding on the date on which indemnification is sought (or, if indemnification is sought (x) before the Loans shall have been made, each Lender’s share of the Total Commitment or (y) after the Loans shall have been paid in full, ratably in accordance with their respective portions of the aggregate principal amount of the Loans outstanding immediately prior to the repayment thereof), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, nonappealable judgment of a court of competent jurisdiction; it being acknowledged and agreed that no action taken in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall constitute gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive termination of the Commitment, the repayment of the Loans and all other amounts payable hereunder.

12.8 Agents in their Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower, any Guarantor, and any other Credit Party as though it were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

12.9 Successor Agents. The Administrative Agent may resign as Administrative Agent upon 20 days’ prior written notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor Administrative Agent which successor agent shall be approved by the Company (which approval shall not be unreasonably withheld or delayed) so long as no Default or Event of Default is continuing. If no successor agent has accepted appointment as the Administrative Agent by the date which is twenty (20) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor (or upon the Lenders assuming such role as provided above) and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Security Documents, and such other instruments or notices, as may be necessary or desirable, as the Required Lenders may request, in order to (1) continue the perfection of the Liens granted or purported to be granted by the Security Documents or (2) otherwise ensure that the requirements set forth in Section 9.11 are satisfied, the Administrative Agent shall thereupon succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

12.10 Withholding Tax and Deductions. To the extent required by any applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by a Credit Party and without limiting the obligation of any Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

12.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 4.1 and 13.6) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 4.1 and 13.6.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any

Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

12.12 Joint and Several Claims. Each of the Agents and Lenders hereby agree that as regards any Collateral located in or related to the Republic of China, the Taiwan Collateral Agent shall be deemed to be a creditor jointly and severally with each of them with respect to the rights and claims against the Credit Parties hereunder and under any of the other Credit Documents pursuant to Article 283 of the Republic of China Civil Code and that the Taiwan Collateral Agent shall be entitled to exercise and pursue all such rights and claims against the Credit Parties in its capacity as a joint and several creditor and for the joint and several benefit of the Agents and the Lenders. Each of the Agents and Lenders hereby further agree that as regards any Collateral located in or related to Japan, the Global Collateral Agent shall be deemed to be a creditor jointly and severally with each of them with respect to the rights and claims against the Credit Parties hereunder and under any of the other Credit Documents and that the Global Collateral Agent shall be entitled to exercise and pursue all such rights and claims against the Credit Parties in its capacity as a joint and several creditor and for the joint and several benefit of the Agents and Lenders.

SECTION 13. Miscellaneous.

13.1 Professional Market Party Representations (a) For the purpose of this Section 13.1, each Lender includes the domestic or foreign branch office or Affiliate making a Loan.

(b) Without limiting the Borrower’s obligations under the FMSA, each Lender which is a party to this Agreement on the date hereof represents and warrants to each party to this Agreement on the date hereof that it is a PMP.

(c) If, on the date on which a party becomes a Lender, it is a requirement of Dutch law that such party be a PMP, each such new Lender represents and warrants to each party to this Agreement on the date on which it becomes a party to this Agreement as a Lender that it is a PMP.

(d) Each Lender acknowledges that (b) it is aware of the consequences of the representation and warranty made by it under this Section 13.1 and (c) each of the Agents and other Lenders and the Company has relied upon such representation and warranty.

13.2 Amendments and Waivers. (a) Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 13.2. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time (i) enter into with the relevant Credit Party or Credit Parties written amendments, supplements, modifications or waivers hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (ii) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement, modification or waiver shall directly (A) forgive or reduce or waive any portion of any Loan or extend the final scheduled maturity date of any Loan (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the “default rate”), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 5.2(a) (with respect to the ratable allocation of any payments only) and 13.11(a), in each case without the written consent of each Lender directly and adversely affected thereby, (B) amend, modify or waive any provision of this Section 13.2 or reduce the percentages specified in the definitions of the terms “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, or consent to the assignment or transfer by any Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Sections 10.9 or 10.10), (in any such case) without the written consent of each Lender, (C) amend, modify or waive any provision of Section 12 without the written consent of each Agent, (D) release all or substantially all of the Guarantors under the Guaranty (except as expressly permitted by the Guaranty) or release all or substantially all of the Collateral under any of the Security Documents, without the prior written consent of each Lender, (E) amend Section 2.9 so as to permit Interest Periods of greater than six months without the written consent of each Lender directly and adversely affected thereby, (F) affect the rights, duties, privileges, liabilities or obligations of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or the other Credit Documents, without the written consent of the Administrative Agent or (G) amend, modify or waive any provision of Section 9.17 without the written consent of each Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrowers, the Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. Notwithstanding the foregoing, the Administrative Agent may, without notice or consent of the Required Lenders, amend or supplement this Agreement to cure any ambiguity, omission, defect, error or inconsistency in this Agreement;

(b) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

13.3 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to a Borrower, the Administrative Agent or any Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrowers, the Administrative Agent and any Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, a Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.5 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.6 Payment of Expenses and Taxes. The Company and the Co-Borrower jointly and severally agree (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred after the Signing Date in connection with any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection therewith including the reasonable fees, disbursements and other charges of the Administrative Agent’s counsel, (b) to pay or reimburse each Lender and Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and the Agents, (c) subject to the Agreed Security Principles, to pay, indemnify, and hold harmless each Lender and Agent from, any and all recording and filing fees incurred on or after the Signing Date and (d) to pay, indemnify, and hold harmless each Lender and Agent and their respective directors, officers, employees, advisors and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel, with respect to the enforcement, performance and (except in the case of each Agent) administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to any violation of, noncompliance with or liability under, any Environmental Law or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of any Borrower, any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Company and the Co-Borrower shall have no obligation hereunder to the Administrative Agent or any Lender nor any of their respective Related Parties with respect to indemnified liabilities to the extent attributable to (i) the gross negligence or willful misconduct of the party to be indemnified or any of its Related Parties, as determined by a final, nonappealable judgment of a court of competent jurisdiction, or (ii) disputes among the Administrative Agent, the Lenders and/or their transferees. All amounts payable under this Section 13.6 shall be paid within ten Business Days of receipt by the Company or the Co-Borrower (as the case may be) of an invoice relating thereto setting forth such expense in reasonable detail. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any Guarantors, any equityholders or creditors or an indemnified party or any other person or entity, whether or not an indemnified party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The agreements in this Section 13.6 shall survive resignation of any Agent, the replacement of any Lender, the termination of the Total Commitments and repayment of the Loans and all other amounts payable hereunder.

13.7 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower or without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.7. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 13.7) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of (i) the Administrative Agent, which consent shall not be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for (x) an assignment of any Commitment to an assignee that is a Lender or (y) any Loan to a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent or an Approved Fund; (ii) prior to and including the Funding Date, the Company (which consent shall not be unreasonably withheld or delayed), provided that (except in the case of an assignment by the Taiwan Collateral Agent) no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent (unless increased costs would result therefrom except if an Event of Default under Section 11.1(a), (b) or, with respect to any Credit Party, (g) has occurred and is continuing), an Approved Fund or, if an Event of Default under Section 11.1(a), (b) or, with respect to any Credit Party, (g) has occurred and is continuing, any other assignee; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and (iii) after the Funding Date, the Company in the case of an assignment by the Taiwan Collateral Agent; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless each of the Company and the Administrative Agent otherwise consents (which consent shall not be unreasonably withheld or delayed), provided that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee, and provided further that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”).

For the purpose of this Section 13.7(b), the term “Approved Fund” means any Person (other than a natural person) that is (or will at the time of the relevant assignment be) engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 13.7, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.3 and 13.6). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.7 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 13.7.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 13.7 and any written consent to such assignment required by paragraph (b) of this Section 13.7, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. Promptly following any change to the Register, the Administrative Agent shall deliver to the Company an updated version thereof.

(c) (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement

(including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) at any time it is a requirement of Dutch law on the date participations are sold to a Participant, such Participant is a PMP. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.2 that affects such Participant. Subject to paragraph (c)(ii) of this Section 13.7, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.3 to the same extent as if it were a Lender (subject to the requirements of those Sections) and had acquired its interest by assignment pursuant to paragraph (b) of this Section 13.7. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 13.11(b) as though it were a Lender, provided such Participant agrees to be subject to Section 13.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(d) Any Lender may, without the consent of the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.7 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, each Borrower hereby agrees that, upon request of any Lender at any time and from time to time after such Borrower has made its initial borrowing hereunder, such Borrower shall provide to such Lender, at such Borrower’s own expense, a promissory note, substantially in the form of Exhibit D, as the case may be, evidencing the Loans owing to such Lender; provided that any such promissory note shall be governed by the laws of the State of New York and the Borrowers shall not be required to pay for any notarization of any such promissory note.

(e) Subject to Section 13.19, each Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the Borrowers and their respective Affiliates that has been delivered to such Lender by or on behalf of the Borrowers and their respective Affiliates pursuant to this Agreement or any other Credit Document or which has been delivered to such Lender by or on behalf of the Borrowers and their respective Affiliates in connection with such Lender’s credit evaluation of the Borrowers and their respective Affiliates prior to becoming a party to this Agreement.

(f) Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans or Commitments to the Company and/or any Subsidiary and (y) the Company and/or any Subsidiary may, from time to time, purchase or prepay Loans, in each case, on a non-pro rata basis.

13.8 Replacements of Lenders under Certain Circumstances. (a) A Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.10, or 5.3; (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken; or (iii) becomes a Defaulting Lender with (in any such case) a replacement bank or other financial institution, provided that (1) such replacement does not conflict with any Law, (2) no Event of Default shall have occurred and be continuing at the time of such replacement, (3) such Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11, or 5.3, as the case may be) owing to such replaced Lender prior to the date of replacement, (4) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (5) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.7 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein) and (6) any such replacement shall not be deemed to be a waiver of any rights that such Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 13.2 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Company shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (i) all Secured Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.7.

13.9 [Reserved]

13.10 Assignment to SPCs. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an “SPC”) the option to provide all or any part of any

Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) such SPC makes the representations and warranties applicable to Lenders set forth in Section 13.1 (ii) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (iii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the cost or expenses or otherwise increase or change the obligations of any Borrower under this Agreement (including its obligations under Section 2.10, 2.11, or 5.3, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of any Borrower and the Administrative Agent and with the payment of a processing fee of €3,500 assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC; provided that the information disclosed shall be limited to the extent necessary to satisfy the requirements of any such rating agency, commercial paper dealer, provider of any surety or Guarantee or credit or liquidity enhancement and shall not include (without the prior written consent of the Company) non-public projections, forecasts or any other forward looking information provided by, or relating to, the Company.

13.11 Adjustments; Set-off. (a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.1(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable Law, upon any amount becoming due and payable by a Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any of its Affiliates or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.12 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.13 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.14 Integration. This Agreement and the other Credit Documents represent the agreement of the Borrowers, the Collateral Agents, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrowers, the Administrative Agent, the Collateral Agents or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.15 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.16 Submission to Jurisdiction; Waivers . Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) in the case of each Credit Party party hereto (other than the Co-Borrower) appoints the Co-Borrower (the “Process Agent”) as its agent to receive on behalf of such Credit Party and its property service of copies of the summons and complaint and any other process which may be served by the Administrative Agent or any Lender in any such action or proceeding in any aforementioned court in respect of any action or proceeding arising out of or relating to this Agreement. Such service may be made by delivering a copy of such process to such Credit Party by courier and by certified mail (return receipt requested), fees and postage prepaid, both (i) in care of the Process Agent at the Process Agent’s address and (ii) at the relevant Credit Party’s address specified pursuant to Section 13.3, and each Credit Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.3;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.16 any special, exemplary, punitive or consequential damages.

13.17 Acknowledgments. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) no Agent nor any Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between such Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

13.18 WAIVERS OF JURY TRIAL. EACH BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.19 Confidentiality. The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of a Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure (a) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process, or (b) to such

Lender’s or the Administrative Agent’s attorneys, professional advisors or independent auditors or Affiliates, (c) to any other party to this Agreement, (d) to any pledgee referred to in Section 13.7(d), provided that the information disclosed shall be limited to the extent necessary to satisfy the requirements of such pledgee and shall not include (without the prior written consent of the Company) non-public projections, forecasts or other forward looking information provided by, or relating to, the Company, (e) to the extent such Confidential Information becomes publicly available other than as a result of a breach of this Section 13.19 and (f) otherwise with prior written consent of the Company, provided that unless specifically prohibited by applicable Law or court order or similar process, each Lender and the Administrative Agent shall notify the Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information, and provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by a Borrower or any Subsidiary of a Borrower. Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in Hedge Agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by provisions at least as restrictive as those of this Section 13.19.

13.20 Direct Website Communications.

(a) (i) A Borrower may, at its option but subject to the limitations set forth in Sections 9.1 and 9.2, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion or extension of an existing Borrowing (including any election of an Interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under the Credit Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of the Credit Agreement and/or any Borrowing (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the contact provided in Schedule 13.2 attached hereto. Nothing in this Section 13.20 shall prejudice the right of the Borrowers, the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(ii) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b) Each Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform is limited (i) to the Agents and the Lenders and (ii) remains subject the confidentiality requirements set forth in Section 13.19.

(c) The Platform is provided “as is” and “as available”. The Agent Parties do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent, a Collateral Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to any Borrower, any Lender or any other person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of a Borrower’s or the Administrative Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties) gross negligence or willful misconduct.

13.21 USA Patriot Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWERS

NXP B.V.

By:
Name:
Title:

NXP FUNDING LLC

By:
Name:
Title:

[Signature Page to Secured Term Credit Agreement]

GLOBAL COLLATERAL AGENT

MORGAN STANLEY SENIOR FUNDING, INC.,
as Global Collateral Agent

By:
Name:
Title:

[Signature Page to Secured Term Credit Agreement]

ADMINISTRATIVE AGENT

BARCLAYS BANK PLC,
as Administrative Agent and Lender

By:
Name:
Title:

[Signature Page to Secured Term Credit Agreement]

MIZUHO CORPORATE BANK, LTD.,
as Lender

By:
Name:
Title:

[Signature Page to Secured Term Credit Agreement]

TAIWAN COLLATERAL AGENT

MIZUHO CORPORATE BANK, LTD.,
as Taiwan Collateral Agent

By:
Name:
Title:

[Signature Page to Secured Term Credit Agreement]

SCHEDULE 1.1(a)

AGREED SECURITY PRINCIPLES

1.	Agreed Security Principles

1.1	The Guarantees and Liens to be provided by the Credit Parties will be given in accordance with certain agreed security principles (the “Agreed Security Principles”). This Schedule 1.1(a) identifies the Agreed Security Principles and addresses the manner in which the Agreed Security Principles will impact on or be determinant of the Guarantees and Liens to be taken in relation to this Agreement.

1.2	All Guarantees, Liens and security shall be provided in accordance with the Guarantees, Liens and security provided under or in connection with the Senior Secured Notes (including on substantially the same terms thereof and subject to the Agreed Security Principles).

1.3	The Agreed Security Principles embody a recognition by all parties that there may be certain legal, commercial and practical difficulties in obtaining effective security from the Company and each of its Restricted Subsidiaries in every jurisdiction in which the Company and its Restricted Subsidiaries are located. In particular:

(a)	general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules, retention of title claims and similar matters may limit the ability of the Company or any of its Restricted Subsidiaries to provide a Guarantee or Liens or may require that it be limited as to amount or otherwise, and if so the same shall be limited accordingly, provided that the Company or the relevant Restricted Subsidiary shall use reasonable endeavors to overcome such obstacle. The Company will use reasonable endeavors to assist in demonstrating that adequate corporate benefit accrues to each of the Restricted Subsidiary;

(b)	the Company and its Restricted Subsidiaries will not be required to give Guarantees or enter into Security Documents if (or to the extent) it is not within the legal capacity of the Company or its relevant Restricted Subsidiary or if the same would conflict with the fiduciary duties of their directors or contravene any legal prohibition or regulatory condition or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer or director of the Company or any of the Restricted Subsidiaries, provided that the Company and each of its Restricted Subsidiaries shall use reasonable endeavors to overcome any such obstacle;

(c)	a key factor in determining whether or not security shall be taken is the applicable cost (including adverse effects on interest deductibility, registration taxes and notarial costs) which shall not be disproportionate to the benefit to the Lenders of obtaining such security;

(d)	where there is material incremental cost involved in creating security over all assets owned by any of the Borrowers or a Guarantor in a particular category (e.g. real estate), regard shall be had to the principle stated at paragraph 1.2(c) of this Schedule 1.1(a) which shall apply to the immaterial assets and, subject to the Agreed Security Principles, only the material assets in that category (e.g. real estate of material economic value) shall be subject to security;

(e)	it is expressly acknowledged that it may be either impossible or impractical to create security over certain categories of assets in which event security will not be taken over such assets;

(f)	any assets subject to contracts, leases, licenses or other arrangements with a third party that exist concurrently (but which are not created in contemplation of the Transactions) or are not prohibited by this Agreement and which (subject to override by the UCC and other relevant provisions of applicable law), effectively prevent those assets from being charged will be excluded from any relevant Security Document; provided that reasonable endeavors to obtain consent to creating Liens in any such assets shall be used by the Company and each of its Restricted Subsidiaries to avoid or overcome such restrictions if the Administrative Agent reasonably determines that the relevant asset is material (which endeavors shall not include the payment of any consent fees), but unless effectively prohibited by contracts, leases, licenses or other arrangements with a third party that exist concurrently (but which are not created in contemplation of the Transactions) or are not prohibited by this Agreement, this shall not prevent security being given over any receipt or recovery under such contract, lease or license;

(g)	the giving of a Guarantee, the granting of security or the perfection of the security granted will not be required if it would have a material adverse effect (as reasonably determined in good faith by management of the relevant obligor) on the ability of the relevant obligor to conduct its operations and business in the ordinary course as otherwise permitted by this Agreement;

(h)	in the case of accounts receivable, a material adverse effect on the Company’s , the Co-Borrower’s or a Guarantor’s relationship with or sales to the customer generating such receivables or material legal or commercial difficulties (as reasonably determined by management of the relevant obligor in good faith) provided that none of the Borrowers and the Guarantors may utilize this exception unless, after giving effect thereto no less than a majority of the book value of the accounts receivable of the Company and its Subsidiaries on a consolidated basis (as measured at the end of each fiscal quarter) is subject to perfected liens, and provided further that any accounts receivable of the Borrowers and the Guarantors excluded from collateral by virtue of this clause (except where prohibited by law and subject to the remainder of these Agreed Security Principles) shall be subject to perfected Liens promptly if and when the corporate credit of the Company is downgraded to “B” or lower from S&P and “B2” or lower from Moody’s;

(i)	security will be limited so that the aggregate of notarial costs and all registration and like taxes relating to the provision of security shall not exceed an amount to be agreed. Any additional costs may be paid by the Lenders at their option; and

(k)	all security shall be given in favor of a single security trustee or collateral agent and not the secured parties individually. “Parallel debt” provisions and other similar structural options will be used where necessary and such provisions will be contained in the intercreditor agreement and not the individual security documents unless required under local law. No action will be required to be taken in relation to the guarantees or security when any lender assigns or transfers any of its participation in this Agreement to a new lender.

2.	Terms of Security Documents

The following principles will be reflected in the terms of any Security Document to be executed and delivered as part of the Transactions:

(a)	the terms of each Security Document shall be in substantially the same form as such corresponding security document was provided under or in connection with the Senior Secured Notes;

(b)	subject to permitted liens and these Agreed Security Principles the security will be first ranking and the perfection of security (when required) and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Credit Documents or, if earlier or to the extent no such time period is specified in the Credit Documents, within the time periods specified by applicable law in order to ensure due perfection;

(c)	the security will not be enforceable until an Event of Default has occurred and notice of acceleration of the Loans has been given by the applicable Administrative Agent or the Loans have otherwise become due and payable prior to the scheduled maturity thereof (an “Enforcement Event”);

(d)	prior to the Maturity Date, notification of any Liens over bank accounts will be given (subject to legal advice) to the banks with whom the accounts are maintained only if an Enforcement Event has occurred;

(e)	notification of receivables security to debtors who are not members of the Company or its Subsidiaries will only be given if an Enforcement Event has occurred;

(f)	notification of any security interest over insurance policies will be served on any insurer of the Company’s or any Restricted Subsidiaries’ assets (other than in respect of any insurance policy maintained by the Company or any of its Restricted Subsidiaries which is due to expire on or before December 31, 2011);

(g)	the Security Documents should only operate to create security rather than to impose new commercial obligations. Accordingly, they should not contain material additional representations, undertakings or indemnities (such as in respect of insurance, information or the payment of costs) unless these are the same as or consistent with those contained in this Agreement or are necessary for the creation or perfection of the security;

(h)	in respect of the share pledges and pledges of intra-group receivables, until an Enforcement Event has occurred, the pledgors will be permitted to retain and to exercise voting rights to any shares pledged by them in a manner which does not materially adversely affect the value of the security (taken as a whole) or the validity or enforceability of the security or cause an Event of Default to occur, and the pledgors will be permitted to receive dividends on pledged shares and payment of intra-group receivables and retain the proceeds and/or make the proceeds available to the Company and its Subsidiaries to the extent not prohibited under this Agreement;

(i)	Secured Parties will only be able to exercise a power of attorney in any Security Document following the occurrence of an Enforcement Event or with respect to perfection or further assurance obligations that following request, the relevant obligor has failed to satisfy;

(j)	no obligor shall be required to provide surveys on real property (unless such surveys already exist in which case there shall be no requirement that such surveys be certified to the Lenders) or to remove any encumbrances on title (not created in contemplation of the Transactions) that are reflected in any title insurance or any other existing encumbrances on real property (not created in contemplation of the Transactions) (not including Liens securing Indebtedness of the Company or any of its Restricted Subsidiaries);

(k)	no obligor shall be required to protect any Liens in the United States prior to the occurrence of an Enforcement Event by means other than customary filings (including UCC-1s, mortgage or deed of trust filings and patent and trademark filings) and delivery of share certificates (accompanied by powers of attorney executed in blank) and any intercompany promissory notes; and

(l)	information, such as lists of assets, will be provided if, and only to the extent, required by local law to be provided to protect or create, perfect or register the security and, to the extent so required will be provided annually (unless required to be provided by local law more frequently, but not more frequently than quarterly) and following the occurrence and during the continuance of an Event of Default, on the applicable Administrative Agent’s reasonable request.

SCHEDULE 1.1(b)

COMMITMENTS

Initial Lender	Commitment
BARCLAYS BANK PLC	$499,950,000
MIZUHO CORPORATE BANK, LTD.	$50,000

SCHEDULE 1.1(c)

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	Barclays Bank PLC as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Secured Term Credit Agreement dated as of [•], March 2011 (the “Credit Agreement”), between, amongst others, NXP B.V. (the “Company”), NXP FUNDING LLC, the lenders from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), and Barclays Bank PLC as Administrative Agent, and Morgan Stanley Senior Funding, Inc. as Global Collateral Agent. All capitalized terms used but not defined herein shall have the meanings given in the Credit Agreement.

This is a Compliance Certificate for the purposes of the Credit Agreement.

The undersigned hereby certifies as of the date hereof that he/she is the [Title]1 of the Company, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 9.01(a) of the Credit Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of [            ] required by and in conformance with such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

2. Except as otherwise permitted by the Credit Agreement, attached hereto as Schedule 1 are the unaudited financial statements required by Section 9.01(b) of the Credit Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present, in all material respects, the financial condition, results of operations shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

[1]	Must be the chief executive officer, chief financial officer, treasurer or controller of the Company.

3. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company and its Subsidiaries during the accounting period covered by the attached financial statements.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of [            ].

By:
Name:
Title:

SCHEDULE 1.1(d)

MANDATORY COSTS

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a sterling Loan:

AB + C(B – D) + Ex0.01	per cent. per annum
100 – (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E x 0.01	per cent. per annum
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable LIBOR Margin and the Mandatory Cost and any additional rate of interest charged on overdue amounts pursuant to Section 2.8 payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Facility Office” means, in respect of any Lender, the jurisdiction of the office out of which such Lender is making available its participation in the relevant Loan;

(c)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.

If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services

Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.

The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority

or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 8.10

LITIGATION (EXCEPT INTELLECTUAL PROPERTY LITIGATION) AGAINST THE

COMPANY AND ITS RESTRICTED SUBSIDIARIES

	Entity	Issue	Amount claimed	Additional Information
Claims against NXP

1.	NXP Semiconductors Netherlands B.V.	Unlawful breach of negotiations	EUR 8,302,752 plus pro memorie claims

•         Negotiations with Norit Winkelsteeg B.V. and Vitens N.V. to build and operate a so-called permeaatwater factory for NXP Semiconductors Netherlands B.V. were terminated.

•         The Court of Appeal ruled that in NXP’s favour a compensation for indirect losses or loss of profit cannot be awarded but that limited compensation should be awarded for direct losses.

•         Next step is for Norit/Vitens to submit a statement of objections - this is due since Q2 2010; NXP will be able to submit a response taking as much time as N/V will take.

2.	NXP Semiconductors Netherlands B.V.	Breach of contract	Not included in statement of claim – a declaratory judgment would be needed to determine quantum (if liability was awarded). Claimants counsel	• NXP has entered into an exclusive license to use the claimants (Semiconductors Ideas To the Market B.V. and Yellow Dwarf Group B.V.) technology.

have mentioned damages of EUR 60,000,000

•         Claimants state that NXP Semiconductors Netherlands B.V. intended to keep the technology from the market and instead use NXP’s own technology.

•         NXP has marketed the licensed technology to third parties and paid substantial royalties to the claimants for the license.

•         Court appointed expert’s report of Nov 2010 indicates that amending NXP’s die size was technically impossible, claimant now has to file a response to the expert’s report.

3.	NXP Semiconductors Netherlands B.V.	Breach of contract	USD 11,366,408 (inventories) USD 2,878,000 (R&D tax credits) USD 9,769,000 (indemnity for retention bonuses)	• In relation to the divestment of NXP’s wireless business, ST has made several claims for breach of contract. NXP has made several other claims against ST. • Parties are negotiating settlement

4.	NXP Semiconductors Netherlands B.V.	Product liability	No amount claimed. maximum liability under agreement capped at USD 4,000,000	• Flaws in software developed for Sony Corp. • Parties are discussing the claim

5.	NXP B.V.	Breach of contract	USD 5,000,000	• GloNav alleged a breach of contract by NXP. • NXP ‘s move to dismiss the claim on the grounds of lack of standing the representative of GloNav, Inc. denied • Discovery and depositions ongoing

6.	NXP Semiconductors France SAS	Former NXP employees claiming cancellation of voluntary termination of employment contract	EUR 3,600,000

•         17 former employees of DSPG filed a claim against NXP to require their re-integration within NXP following termination of their employment or payment of a severance package

•         NXP has an indemnity from DSPG for any liabilities resulting from such terminations.

•         Case won by NXP but employees filed for appeal

7.	NXP Semiconductors France SAS	Breach of contract	EUR 4,000,000	• ILM Technologies France claims that NXP unlawfully terminated a services agreement. • ILM lost in fist instance and in appeal but filed for appeal in the highest court in October 2010

8.	NXP Semiconductors USA, Inc.	Breach of contract	USD 80,000,000	• NXP allegedly breached a joint development contract NXP was successful in a number of procedural steps • Exatel indicated a settlement could be negotiated which they indicated to be single digit mio • Negotiations ongoing

9.	NXP Semiconductors USA, Inc.	Alleged exposure to harmful substances resulting in physical injuries and birth defects Other Semi companies have received similar claims	None claimed, to be determined at trial	• Three former employees assert exposure to harmful substances resulting in physical injuries and birth defects • Claims filed, initial discovery request served in one of the cases

10.	NXP Semiconductors USA, Inc.	Preference action seeking recovery of amounts paid to NXP (e.a.) during 90 day preference period preceding chapter 11 filing Delphi Corporation	USD 21,422,598.20	• Numerous other defendants have filed motions to dismiss. NXP has filed a “joinder” motion • Awaiting court ruling

11.	NXP Semiconductors USA, Inc.	Product liability	USD 3,974,368	• Schneider Electric asserts various field failures in certain products (MPU’s, 150,746 pcs) that were delivered by NXP Semiconductors USA, Inc. to Schneider. • Parties are negotiating a settlement

Claims by NXP

12.	NXP Semiconductors Netherlands B.V.	Breach of contract	USD 59,000,000	• Arbitration procedure ongoing

13.	NXP B.V.	Indemnity claim under Sale and Contribution Agreement from ST/ST-E to NXP	USD 10,000,000	• NXP has made a claim against ST-E in an amount of USD 10,000,000 for breach of contract by STE • Discussions are ongoing.

14.	NXP B.V.	Breach of contract	USD 12,000,000	• Breach of contract in view of transfer of manufacturing technology • Arbitration procedure in Hong Kong started

SCHEDULE 8.13

ENVIRONMENTAL CLAIMS AGAINST THE COMPANY AND ITS RESTRICTED

SUBSIDIARIES

Site	Issue	Expected Liability	Additional Information
France

Caen	Groundwater	EUR 530,000

•          The responsibility for groundwater liabilities has not been transferred to the new owner of the site.

•         The requirement at present is only to monitor the site, however, it cannot be discounted that the environmental agency will require a depollution in the future.

Germany

Hamburg	Soil and groundwater pollution	EUR 800,000 per year for next 25 years

•         Clean up already underway and will continue for 25 years.

•         Currently investigating alternative decontamination methods which will result in cost efficiencies but may require further investment to implement. Pilot treatment started in January 2011.

•         Yearly reviews undertaken by environmental agency. Last review was in January 2011.

Netherlands

Nijmegen	Soil and groundwater pollution	USD 100,000 per year for next 10 years	• Soil and groundwater are contaminated. These matters have been reported to the authorities and no further action is required. • However, NXP extracts

Site	Issue	Expected Liability	Additional Information
groundwater of companies in neighbourhood and must treat this on an ongoing basis, costing USD 100,000 per year for next 10 years.

	Asbestos in foundation parking lot	USD 700,000	• NXP rents a parcel from the municipality. If the lease is ended, NXP would be required to dismantle the parcel which would result in costs in relation to the disposal of asbestos.

Lent	TCE contamination	EUR 4,000,000 if ProRail claims are successful

•         Site has been sold to ProRail. ProRail claims that NXP contaminated the land. Claims are being rejected (the last claim was in January 2010).

•         If ProRail is successful in its claims, this may result in a total liability of EUR 4,000,000 if building activities are undertaken by ProRail.

•         However, it is considered very unlikely that a claim against NXP in connection with this matter will be made successfully.

United Kingdom

Southampton	Asbestos in buildings	USD 1,700,000 if building demolished	• Updated survey complete. Cost is in relation to removal of asbestos which will be required if the building is demolished.

	Soil and groundwater pollution	USD 10,000 per year for 15-25 years	• Cost is in relation to sampling. • Cost of EUR 250,000 if building is demolished prior to sale of site

Site	Issue	Expected Liability	Additional Information

Hazel Grove	Asbestos in building and foundation	USD 850,000 Unknown	• No action required at present but removal of asbestos will be required on demolition of the building at a cost of USD 850,000

	Possible soil and groundwater pollution	USD 5,000 per year for 25 years	• Cost is in relation to testing for contamination. • At present there is no cause for concern.

SCHEDULE 8.15

RESTRICTED SUBSIDIARIES

No.	Subsidiary	Jurisdiction of Organization	Ownership Interest
1.	NXP Semiconductors Netherlands B.V.	Netherlands	100%

2.	NXP Software B.V.	Netherlands	100%

3.	NXP Semiconductors International B.V.	Netherlands	100%

4.	NXP Holding B.V.	Netherlands	100%

5.	NXP Semiconductors GA GmbH	Germany	100%

6.	SMST Unterstützungsksasse GmbH	Germany	100%

7.	NXP Semiconductors Germany GmbH	Germany	100%

8	NXP Stresemannallee 101 Dritte Verwaltungs GmbH	Germany	100%

9.	NXP Semiconductors Austria GmbH	Austria	100%

10.	NXP Semiconductors Switzerland AG	Switzerland	100%

11.	NXP Semiconductors Belgium N.V.	Belgium	100%

12.	NXP Semiconductors France SAS	France	100%

13.	NXP Semiconductors Finland Oy	Finland	100%

14.	NXP Semiconductors Sweden AB	Sweden	100%

15.	NXP Semiconductors UK Limited	UK	100%

16.	NXP Semiconductors Hungary Ltd.	Hungary	100%

17.	NXP Semiconductors Electronik Ticaret A.S	Turkey	100%

18.	NXP Semiconductors Poland Sp.z.o.o	Poland	100%

19.	O.O.O. NXP Semiconductors Russia	Russia	100%

20.	NXP Semiconductors Guangdong Ltd	China	100%

21.	NXP Semiconductors (Beijing) Ltd	China	100%

22.	NXP Semiconductors (Shanghai) Ltd	China	100%

23.	NXP Semiconductors Hong Kong Ltd.	Hong Kong	100%

24.	Electronic Devices Ltd.	Hong Kong	100%

25.	Semiconductors NXP Ltd.	Hong Kong	100%

26.	NXP Semiconductors Japan Ltd	Japan	100%

27.	NXP Semiconductors Korea Ltd.	Korea	100%

No.	Subsidiary	Jurisdiction of Organization	Ownership Interest
28.	NXP Semiconductors Singapore Pte. Ltd	Singapore	100%

29.	NXP Semiconductors Taiwan Ltd.	Taiwan	100%

30.	NXP Semiconductors Malaysia Sdn. Bhd.	Malaysia	100%

31.	NXP Semiconductors Philippines, Inc.	Philippines	100%

32.	NXP Semiconductors Cabuyao, Inc.	Philippines	99.9%

33.	NXP Semiconductors (Thailand) Ltd under liquidation (voluntary wind up)	Thailand	100%

34.	NXP Manufacturing (Thailand) Ltd	Thailand	100%

35.	NXP Semiconductors India Pvt Ltd.	India	100%

36.	NXP Semiconductors USA, Inc.	USA	100%

37.	NXP Semiconductors (GPS) USA, Inc.	USA	100%

38.	Jennic America, Inc.	USA	100%

39.	NXP Laboratories UK Holding Ltd.	UK	100%

40.	NXP Laboratories UK Ltd.	UK	100%

41.	Glonav UK Ltd.	UK	100%

42.	Glonav Ltd.	Ireland	100%

43.	NXP Semiconductors Canada Inc.	Canada	100%

44.	NXP Semiconductors Brasil Ltda	Brazil	100%

45.	NXP Funding LLC	USA	100%

EQUITY INVESTMENTS

No.	Entity	Country	Stakeholder[2]	Ownership Interest
1.	Laguna Ventures, Inc.	Philippines	NXP Semiconductors Philippines, Inc.	39.9%

2.	Suzhou ASEN Semiconductors Co. Ltd	China	NXP B.V.	40%

3.	Advanced Semiconductor Manufacturing Corporation Limited	China	NXP B.V.	27.47%

4.	NuTune Singapore Pte. Ltd.	Singapore	NXP B.V.	9.09%

5.	VIVOtech, Inc.	USA	NXP B.V.	0.72%

[2]	As far as the NXP B.V. stake is concerned.

SCHEDULE 8.18

INTELLECTUAL PROPERTY LITIGATION AGAINST THE COMPANY AND ITS

RESTRICTED SUBSIDIARIES

Entity	Issue	Amount claimed	Additional Information
NXP B.V.	Patent infringement	USD 5,000,000 for past use and USD 50,000,000 for 5 years future use	• Pre-claim discussions are ongoing. NXP believes amount claimed this figure is based on an inaccurate knowledge of NXP’s market share. • Negotiations are ongoing.

NXP B.V.	Patent infringement	No amount claimed	• MOSAID Technologies, Inc. asserted that NXP infringes patents and requested NXP pay USD 5,500,000damages. • Negotiations are ongoing.

NXP B.V.	Patent Infringement	No amount claimed

•         Intravisual claims infringement by NXP based on products which practice the H.264 video compression standard seeking damages and an injunction against further sales of H.264-compliant products.

•         NXP filed a motion to dismiss for lack of personal jurisdiction .

SCHEDULE 9.2

COMPANY’S WEBSITE

http://www.nxp.com

SCHEDULE 13.2

NOTICES

1.	To the Administrative Agent

Barclays Bank PLC

745 Seventh Avenue

New York, NY 10019

Attention: Kevin Cullen/ Nick Versandi

Telephone: (212) 526-4979/ (212) 526-9799

Telecopy: 917-265-1239/ (646) 758-4256

                E-mail: Kevin.cullen@barcap.com

                Nicholas.versandi@barcap.com

                ltmny@barcap.com

With a copy to:

Barclays Capital

1301 Avenue of the Americas

New York, NY 10019

Attention: Patrick Kerner

Telephone: 1-212-320-6927

Fax: (917) 522-0569

Group Email: XraUSLoanOps5@barclayscapital

2.	To the Global Collateral Agent

Morgan Stanley Senior Funding, Inc.

25 Cabot Square Canary Wharf London E14 4QA

Telephone: +44 20 7677 2889

Fax: +44 20 7056 5471

Attn: Nicole Shoaf

Email: loansagency@morganstanley.com

3.	To the Company or the Co-Borrower:

NXP B.V.

High Tech Campus 60

5656 AG Eindhoven

The Netherlands

Telephone: (31) 40 272-2041

Fax: (31) 40 272-4005

Email: guido.dierick@nxp.com

Attention: Guido Dierick

With a copy to: ‘

NXP Semiconductors N.V.

High Tech Campus 60

5656 AG Eindhoven

The Netherlands

Telephone: (31) 20 5407575

Fax: (31) 20 5407500

Email: erik.thyssen@alpinvest.com

Attn: Erik Thyssen